UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Symmetry Medical Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on April 29, 2011

To our Shareholders:

You are cordially invited to attend Symmetry Medical Inc.’s Annual Meeting of Shareholders. The meeting will be held at 12:30 p.m. EDT on April 29, 2011 at the Marriott Nashville Airport 600 Marriott Drive, Nashville TN 37214 for the following purposes:

(1)	To elect two Class III Directors to serve for a three-year term;
(2)	To consider and approve an advisory resolution regarding the compensation of the Company’s named executive officers;
(3)	To consider and act upon an advisory vote on the frequency with which the Company should submit an advisory vote regarding the compensation of the Company’s named executive officers for shareholder consideration; and
(4)	To ratify the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending December 31, 2011;
(5)	To conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

You may attend and vote on matters to be decided at the meeting if you were a shareholder of record at the close of business on March 3, 2011.

In accordance with United States Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Rather than sending a paper copy, we are sending a notice along with instructions for accessing the materials and voting online. This process substantially reduces the costs associated with printing and distributing the proxy materials.

This 2011 Proxy Statement and our 2010 Annual Report to Shareholders, which is not a part of this proxy soliciting material, are available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” than “Annual Report/Proxy”. They are also available at www.edocumentview.com/sma under the “Request Materials” tab.

To make it easier for you to cast your vote, we have provided three methods by which you may vote:

(1)	Visit www.edocumentview.com/sma and click on the “Cast Your Vote” tab; or
(2)	Vote in person at the meeting; or
(3)	Request paper copies of the proxy and vote by returning the paper proxy card.

You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

/s/ Thomas J. Sullivan President & Chief Executive Officer

March 18, 2011

i

SYMMETRY MEDICAL INC.
3724 North State Road 15
Warsaw, IN 46582
Telephone: (574) 268-2252

2011 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To be Held on April 29, 2011

VOTING INFORMATION

Purpose.  We are providing proxy materials, in connection with the solicitation of proxies by our Board, to be voted at our 2011 Annual Meeting of Shareholders (the “Annual Meeting”) and at any postponement or adjournment thereof. We will hold the meeting on April 29, 2011, beginning at 12:30 P.M. E.D.T. the Marriott Nashville Airport 600 Marriott Drive, Nashville TN 37214. We are soliciting proxies from our shareholders to give all shareholders an opportunity to vote on matters to be presented at the meeting, even if they do not wish to attend in person. In the following pages of this proxy statement, you will find information on matters to be voted on at the meeting, or at any adjournment or postponement of the meeting. This Notice of Annual Meeting of Shareholders and 2011 Proxy Statement, along with our 2010 Annual Report to Shareholders, are available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” then “Annual Report/Proxy.” Other than our proxy statement and form of proxy, no other information on our Web site is to be considered a part of our proxy soliciting materials.

Notice of Electronic Availability of Proxy Statement and Annual Report.  We are making this proxy statement and the 2010 Annual Report to Shareholders available electronically via the Internet. Under rules adopted by the United States Securities and Exchange Commission (“SEC”), we are furnishing these proxy materials primarily via the Internet instead of mailing printed copies to each shareholder. On March 18, 2011, we mailed to our shareholders of record, as of the close of business on March 3, 2011, a Notice of Internet Availability containing instructions on how to access our proxy materials, including our 2011 Proxy Statement and 2010 Annual Report to Shareholders. The Notice of Internet Availability also provides instructions on how to access your proxy card to vote through the Internet. This process is designed to expedite your receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. If you would prefer to receive printed proxy materials, however, please follow the instructions included in the Notice of Internet Availability.

Who Can Vote.  You are entitled to notice of, and to vote at, the Annual Meeting if you were a shareholder of record at the close of business on March 3, 2011. If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the shareholder of record. If your shares are held in the name of a broker, custodian, bank, or other holder of record, that person is the shareholder of record and you are considered the “beneficial” owner. If you are not present in person at the Annual Meeting, your shares can be voted only if represented by a valid proxy, as described below under “Voting of Shares.”

Shares Outstanding.  On March 3, 2011, there were 36,277,683 shares of common stock outstanding. A list of shareholders entitled to vote at the meeting is available at our corporate headquarters office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting of Shares.  We realize that most of our shareholders will not be able to attend the meeting in person. However, it is very important that your shares be represented by proxy. This is because we can only take action at the Annual Meeting with respect to a particular matter if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present, in person or by proxy. Therefore, we are asking for your proxy to authorize the persons named in the proxy to vote your shares at the Annual Meeting in accordance with your instructions.

You may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability. Voting in this manner will not limit your right to vote in person at the meeting if you decide to attend the meeting.

If you are a beneficial owner and your shares are held in the name of a broker, custodian, bank, or other holder of record, you will need to obtain, and should receive in the ordinary course of business from that broker, bank or other holder of record, a proxy, executed in your favor from that record holder, authorizing you to vote those shares at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment to the same extent as the person granting the proxy. On the date this proxy statement was printed we did not anticipate that any other matters would be raised at the Annual Meeting.

You may revoke your proxy at any time before it is voted at the meeting in one of three ways:

•	Notify our Corporate Secretary in writing at the Company’s Corporate Offices, 3724 N. St. Rd. 15 Warsaw, IN 46582 before the meeting that you wish to revoke your proxy;
•	Submit another proxy with a later date;
•	Vote in person at the meeting.

The effect of you not voting depends on how ownership of your shares is registered and the proposal to be voted upon.

Voting Shares Held by Brokers, Banks and Other Nominees.  Brokers, banks or other nominees typically hold shares of common stock for many shareholders. In this situation the “registered holder” on our stock register is the broker, bank or other nominee. When stock is held in this manner by an institution, it is referred to as holding shares in “street name.” In such cases, you — as the actual “beneficial owner” of the stock — do not appear anywhere in our shareholder register. If you own your shares in street name and do not give your voting instructions to your broker, bank or other nominee, that institution may represent your shares at the shareholder meeting. However, in the absence of your voting instructions, the institution will be able to vote your shares only with respect to items which are considered “routine” under the rules of the New York Stock Exchange (“NYSE”). Your vote on any non-routine matters will therefore be considered a “broker non-vote.” The election of directors, the approval of the resolution regarding the Company’s compensation of our named executive officers and the vote regarding frequency of advisory votes on executive compensation are considered “non-routine” matters under applicable NYSE rules and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you.

For purposes of determining whether a quorum is present, shares voted FOR, AGAINST or ABSTAIN, as well as broker “non-votes” count as shares that are present, although they will not count in determining total votes actually cast on a particular matter. Unlike in prior years, a broker, bank or nominee does not have discretion to vote for or against the election of directors. Accordingly, in order to avoid a broker non-vote of your shares on the election of directors, you must provide voting instructions to your bank, broker or nominee. Abstentions will have the effect of a vote against Items 3 and 4, addressing say on pay and frequency of say on pay.

If you properly submit your proxy card for shares held by your broker then the persons named in your proxy card will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2011.

Voting Shares Held in Your Name.  If you are the record owner, and if you submit your proxy instructions your proxy — the person named in your proxy — will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2011.

Required Vote.  So long as a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is needed to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year 2011, the approval of the resolution regarding the Company’s compensation of our named executive officers and the vote regarding frequency of advisory votes on executive compensation, as well as any other matters that may properly come before the Annual Meeting. Directors are elected by a plurality of votes, so both nominees will be elected as directors if they receive any votes.

Cost of Preparing, Mailing and Soliciting Proxies.  We will pay all of the costs of preparing, printing and mailing the Notice of Internet Availability, of printing and mailing proxy materials to our shareholders who specifically request them and of soliciting proxies. We will also reimburse brokers, custodians, banks and other holders of record for their reasonable expenses incurred by them in forwarding notice and proxy materials to our beneficial owners. Proxies may be solicited on our behalf in person, by telephone, or otherwise by our officers, directors and employees without additional compensation. We have not retained a proxy solicitor in conjunction with the annual meeting.

Annual Report.  Our 2010 Annual Report to Shareholders, including our financial statements for the period ended January 1, 2011, is available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” then “Annual Report/Proxy.” The 2010 Annual Report to Shareholders includes audited financial statements for the fiscal years ended January 1, 2011, January 2, 2010, and January 3, 2009. The 2010 Annual Report to Shareholders is not a part of this proxy statement.

Voting Results.  We will publish the voting results on Form 8K, which we will file with the Securities and Exchange Commission (“SEC”) within four days of the Annual Meeting.

Investor Relations Department.  You may contact our Investor Relations Department in one of four ways:

•	Write to Symmetry Medical Inc., at: 3724 North State Road 15 Warsaw, IN 46582 Attention: Fred L. Hite
•	Fax to Fred L. Hite at (574) 267-4551
•	E-mail to fred.hite@symmetrymedical.com
•	Telephone Fred L. Hite at (574) 268-2252

Director Communications.  Shareholders and other interested parties who wish to communicate with individual directors or the entire Board may do so by sending a communication, marked “Director Communications,” to our corporate offices, 3724 North State Road 15, Warsaw, Indiana 46582. If addressed to an individual director the communication will be forwarded, unopened, to that director for review and appropriate dissemination.

Shareholder Proposals for 2012.  Any shareholder satisfying the requirements of the SEC’s Rule 14a-8 and wishing to submit a proposal to be included in the proxy statement for our 2012 annual meeting of shareholders must submit the proposal in writing to our Corporate Secretary, at 3724 North State Road 15, Warsaw, IN 46582, on or before January 1, 2012.

In addition, any shareholder who has not submitted a timely proposal for inclusion in next year’s proxy statement but still wishes to make a proposal at next year’s annual meeting must deliver written notice to our Secretary at the address indicated above not less than 90 days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the shareholder in order to be timely must be received no later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the Annual Meeting was provided to shareholders or such public disclosure of the date of the annual meeting was made. Therefore, assuming that the 2012 annual meeting is neither advanced by more than 30 days nor delayed by more than 60 days from the anniversary date of the 2011 Annual Meeting, appropriate notice of nominations, or other matters that shareholders wish to present at an annual meeting of shareholders, would need to be provided to the Secretary at the address indicated above no later than January 31, 2012.

Our Bylaws also specify requirements relating to the content of the notice which shareholders must provide to the Corporate Secretary for any matter, including a shareholder nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our Bylaws is on file with the SEC and is available on our web site, www.symmetrymedical.com under the “Investor Relations” tab and then the “Corporate Governance” tab.

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or are under the direction of our Board, pursuant to Delaware’s Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business and of business and industry developments through discussions with the Chief Executive Officer, other officers and employees, by reviewing materials provided to them by management or otherwise obtained, and through participation in meetings of the Board and its Committees.

We have three classes of directors, each of which is to be as equal as possible to the others in number. One class is to be elected at each Annual Meeting of the Shareholders. Currently, there are three Class I directorships, two Class II directorships and three Class III directorships. The number of Class III directorships was increased to three on January 17, 2011 to accommodate the appointment of Thomas J. Sullivan. The Class III directorships will be reduced to two as of the date of the 2011 annual meeting of shareholders. As of the date of this proxy statement, there are no vacancies in any positions on the Board.

The Company and Board members are members of the National Association of Corporate Directors (“NACD”). The Board authorized, recommends and encourages each Board member and the Company’s Executive Officers to attend an educational course offered by the NACD or similar accredited educational organization at least every two years. Each attendee may incur up to $10,000 per course for travel and fees, which are preapproved by the Chairman of the Board before attending. Francis T. Nusspickel attended two NACD educational courses during 2010 and Robert G. Deuster attended a course on Corporate Governance and Compensation offered by the Corporate Directors Group. Over the past several years Tom Chorman has attended numerous courses provided by the NACD and has received his Certificate of Corporate Directorship.

The Board has adopted a set of Corporate Governance Guidelines that address the role, function, composition and responsibilities of the Board and the various Committees of the Board. A copy of these Corporate Governance Guidelines is available on our Web site, at www.symmetrymedical.com under the tab “Corporate Governance”, or by writing to David C. Milne at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. As the operation of the Board and its Committees is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. We will keep these policies and our governance practices current, as may be required by relevant laws, regulations and any rule changes prescribed by the SEC and/or the New York Stock Exchange (“NYSE”).

The Company’s Board and Leadership Structure.  The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Craig B. Reynolds was elected to serve as Chairman at the June 2009 meeting. Brian Moore served as President and Chief Executive Officer from 2003 until January 17, 2011, when Thomas J. Sullivan was appointed to that position. The decision to separate the positions of Chairman and CEO rests on the belief that it is the CEO’s responsibility to lead the Company and the chairman’s responsibility to lead the Board. Mr. Reynolds and Mr. Sullivan (and Mr. Moore before him) have a strong working relationship that has allowed each to focus on his respective responsibilities and compliment each other’s work.

The Board has six independent members, with Messrs. Moore and Sullivan being the only non-independent members. Many of our independent Board members are currently serving or have served as members of senior management of other public companies and as directors of other public companies. We have four Board committees comprised solely of independent directors, each with a different independent director serving as its chair. We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of the Board by the non-executive chairman, benefits our Company and our shareholders and is an appropriate structure for the Company. We understand that different Board and Company leadership structures may be appropriate in different circumstances, although we believe that our current leadership structure, with Mr. Sullivan serving as CEO and Mr. Reynolds serving as Chairman of the Board, is the optimal structure for our company at this time.

Code of Business Conduct and Ethics.  Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Business Conduct and Ethics that applies to our senior executive officers and to all employees and directors. It is available on our web site www.symmetrymedical.com under the heading “Investor Relations” then “Corporate Governance” or by writing to Fred L. Hite, Senior Vice President and Chief Financial Officer at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. We also intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendments to or waivers of a provision of the Code by posting such information on our Web site, unless a Form 8-K is otherwise required by applicable SEC or NYSE rules.

COMMITTEES, DIRECTOR INDEPENDENCE AND MEETINGS

Committees, Director Independence and Meetings.  During 2010, our Board maintained four Committees: the Audit Committee, the Compensation and Organizational Committee, the Governance and Nominating Committee and the Finance and Systems Committee. The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria established by the Board and developing corporate governance principles. The Finance and Systems Committee is responsible for reviewing budgetary, finance and information systems matters.

The Audit Committee, Governance and Nominating Committee, Compensation and Organizational Committee and Finance and Systems Committee have each adopted charters that govern their respective authority, responsibilities and operation. Each Committee, along with the Board, has reviewed the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC and NYSE regarding corporate governance policies and processes and listing standards. In conformity with the requirements of such rules and listing standards, we have also adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics which applies to directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other Executive Officers) and all other employees. The Code of Business Conduct and Ethics, the Corporate Governance Guidelines, and the charters of the Audit Committee, Governance and Nominating Committee, Compensation and Organizational Committee, and Finance and Systems Committee are available on our Web site at www.symmetrymedical.com under the “Investor Relations” tab. Shareholders may also request a copy of any of these documents by writing to Fred L. Hite at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. Any waivers of, or changes to, our Code of Business Conduct and Ethics that apply to our executive officers, directors, or persons performing similar functions, will be promptly disclosed on a Form 8-K and posted on our Web site in the “Investor Relations” then “Corporate Governance” section, as required by the SEC and the NYSE.

Pursuant to our Corporate Governance Guidelines, our Board must meet independence standards established by the SEC and NYSE, as well as other applicable laws and regulations. Our Board, considering all relevant facts and circumstances, regularly makes an affirmative determination that all such independence standards have been and continue to be met by the directors and members of each of our Committees, including a determination that none of such directors has a material relationship with our Company (either directly or indirectly as a partner, shareholder or officer of an entity that has a material relationship with our Company). Similarly, the Board makes an affirmative determination of independence with respect to members of the Audit Committee, under the special Audit Committee independence criteria.

Annually, each director is required to complete a questionnaire concerning his independence and any direct or indirect business, family, employment, transaction or other relationship or affiliation with the Company. In determining director independence, the Board considers and evaluates the directors’ answers to these questionnaires. Further, any new director nominees complete a similar questionnaire prior to being considered for nomination to the Board.

As of the date of this proxy statement, based upon the information submitted by each of our directors, and based upon recommendation from the Governance and Nominating Committee, the Board has made an affirmative determination that a majority of our current Board is independent as that term is defined by the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”), are “non-employee directors” (within the meaning of amended Rule 16b-3 under the Act) and are “outside directors” within the meaning of Section 162(m) of the Code and Treasury Regulations Sections 1.162-27(e)(3). For fiscal 2010, all of the non-management directors met such independence criteria. These members include: James S. Burns, Thomas E. Chorman, Robert G. Deuster, John S. Krelle, Francis T. Nusspickel and Craig B. Reynolds.

For fiscal 2010, the Board has made an affirmative determination that all of the incumbent non-management directors (James S. Burns, Thomas E. Chorman, Robert G. Deuster, John S. Krelle, Francis T. Nusspickel, and Craig B. Reynolds) meet independence criteria. The management directors, Thomas J. Sullivan and Brian S. Moore, do not meet independence criteria due to their employment as Chief Executive Officer of the Company (as well as Mr. Moore’s current employment as President, Business Development). Based on these determinations and the fact that Mr. Sullivan did not join the Board until fiscal 2011, 86% of our Board was independent during fiscal 2010. All of our Committees consist solely of independent directors.

The Board maintains a “Related Party Transaction” policy. This policy covers all transactions with related parties and requires approval of any related party transactions in excess of $60,000 in value, or material amendments thereto, by the Audit Committee. There were no transactions involving related parties in fiscal 2010.

The Board held six meetings in 2010, five in person and one telephonically. All of the directors attended at least 75% of the Board meetings and of the various Committees on which they served during 2010. Each member of the Board who served as of April 30, 2010, the date of our last Annual Meeting, attended this meeting.

The Board has the authority, at its discretion, to appoint the chair and the members of each Committee. Typically such positions are appointed annually by the Board.

The Audit Committee.  The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Committee assists in the Board’s oversight of: (1) the quality and integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control; (2) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (3) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (4) investigations into complaints concerning financial matters and (5) risks that may have a significant impact on the Company’s financial statements. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent auditors, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure in its other filings; to retain and terminate our independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors; and to review annual reports from the independent auditors regarding their internal quality control procedures. The Committee is also responsible for preparing the audit committee report to be included in our proxy statement.

The Committee members are Francis T. Nusspickel, James S. Burns and Thomas E. Chorman. Mr. Nusspickel serves as the Chairman of the Committee. Each member of the Committee is independent as defined in Rule 303A of the NYSE listing standards. The Board has determined that each member meets the financial literacy qualifications of the NYSE listing standards and each is an “audit committee financial expert” as such term is defined in the Sarbanes-Oxley Act and related SEC regulations. The Audit Committee held nine meetings in 2010, four in person and five telephonically.

Compensation and Organizational Committee.  The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executives officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans as well as the organizational effectiveness and succession planning of the Company. The Committee’s principal responsibilities include: (1) reviewing and recommending to the Board: (i) the design of our Director and executive officer benefit plans, (ii) plans entitled to exemption under Rule 16b-3 of the Securities Exchange Act of 1934, (iii) material terms of all employment, severance and change of control agreements for our executive officers, (iv) compensation of our Board members and (v) incentive components of our CEO’s compensation and bonus awards; (2) reviewing and recommending to the Board the compensation of our executive officers; (3) providing oversight regarding our retirement, welfare and other benefit plans;

(4) reviewing NYSE, key institutional shareholders, and other applicable compensation policies and guidelines and (5) preparing and discussing with management the Compensation Discussion and Analysis for inclusion in our proxy statement.

The members of the Committee are John S. Krelle, Robert G. Deuster, and Francis T. Nusspickel. Mr. Krelle serves as the Chairman of the Committee. Each of the current Compensation and Organizational Committee Members are independent as defined in Rule 303A of the NYSE listing standards. The Committee met six times during 2010, four of these meetings were in person and two occurred telephonically.

Governance and Nominating Committee.  The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. The Committee’s responsibilities include: (1) evaluating and recommending candidates for election to our Board; (2) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; (3) establishing procedures for and overseeing the evaluation of our Board, Committees and management and providing annual assessment reports to the Board; (4) reviewing the makeup of our Committees and making recommendations of director nominees for each Committee; (5) evaluating our CEO’s performance; and (6) reviewing succession plans of our CEO and President and recommending candidates for CEO and other senior executive officers.

Annually, the Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board, and recommends to the full Board the individuals to be nominated for election at the Annual Meeting of Shareholders. Nominations to the Board may also be submitted to the Governance and Nominating Committee by our shareholders. The nominations put forth by shareholders will be given the same due consideration as nominations made by the Committee. The Chairman of the Governance and Nominating Committee, acting on behalf of the full Board, extends the formal invitation to become a member of the Board. The Committee also has the discretion, from time to time, to hire a professional search firm to identify potential candidates. If and when the Board determines the need for new or replacement Directors, it will seek candidates that are interested in serving and will devote time necessary to understand the importance of corporate governance. The Board will seek candidates possessing specific skills and experience that are desirable to supplement the skills and experience of those directors then serving on the Board or whose skills and experience may provide additional expertise and resources relative to the industry in which the Company competes or any issues it is confronting.

In conjunction with the Board’s review of Mr. Sullivan’s background, skills, experience and potential relative to offering him the position of President and Chief Executive Officer, the Governance and Nominating Committee reviewed his qualifications to serve on the Board of Directors. Its review resulted in a determination that Mr. Sullivan was so qualified, and it therefore recommended to the Board of Directors that he be appointed to the Board in conjunction with his hiring.

The members of the Committee are James S. Burns, Robert G. Deuster, and John S. Krelle. Mr. Burns serves as Chairman of the Committee. Each of the current Governance and Nominating Committee members are independent under NYSE listing standards. The Committee held four in person meetings during 2010.

Finance and Systems Committee.  The Finance and Systems Committee assists the Board through oversight of budgetary, finance and information systems matters. The Committee’s responsibilities include: (1) reviewing our financial and fiscal affairs; (2) making recommendations to the Board regarding annual budgets, capital expenditures, dividends, financing and fiscal policies; (3) reviewing the financial impacts of major transactions, including but not limited to, acquisitions, reorganizations and divestitures; (4) providing oversight for information technology security and risk; and (5) reviewing systems, processes, organizational structure and people responsible for the finance and system functions.

The members of the Committee are James S. Burns, Thomas E. Chorman and Francis T. Nusspickel. Mr. Chorman serves as Chairman of the Committee. The Committee met in person four times and once telephonically during 2010.

Executive Sessions.  In accordance with our Bylaws and Corporate Governance Guidelines, the Chairman of the Board presides over all executive sessions of the non-management directors, unless the Chairman is the CEO, in which case an independent board member is appointed. Craig B. Reynolds, an independent director, currently serves as Chairman of the Board and he presides over all executive sessions of the Board. Mr. Reynolds can be contacted by directing correspondence to him at 3724 North State Road 15 Warsaw, IN 46582.

MANAGEMENT OF RISK

Risk Management Functions.  As a part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When reviewing performance, granting authority to management, and reviewing and approving strategies, the Board considers, among other things, the risks facing the Company.

The Board has delegated specific responsibilities for risk assessment and management to two committees. The Audit Committee assists the Board in this function in its consideration and evaluation of risks related to our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies on accounting risk exposure. In the performance of this function it meets with the CEO, CFO, the Internal Audit Director, and the independent auditing firm in executive sessions at least quarterly. The Finance and Systems Committee oversees financial, capital and insurance risk and meets in executive session as necessary with the CEO, CFO and other members of management to evaluate and address risks related to these areas of oversight.

The Company also maintains whistleblower hotlines, a Code of Business Conduct and Ethics, a Harassment Hotline, an employee comment e-mail hotline and other vehicles designed to bring concerns about risk, compliance and other matters to the attention of the Board and/or the appropriate Committee or person.

Our Compensation Committee has reviewed the Company’s compensation practices for all employees, including, but not limited to, those for our Executive Officers, as well as the potential for such practices to create risks for the Company. The Committee has also reviewed the safeguards against risk related to the compensation structure in place, including compensation limits, vesting periods for equity grants and performance obligations and targets for cash and equity compensation. The Committee has also established certain requirements for compensation programs that do not provide for the following: guaranteed bonuses, single performance and vesting metrics for bonuses and equity grants, lucrative severance packages, supplemental pensions, high pay relative to peers, significant equity awards with tremendous upside and no risk. Based on the absence of these and other higher-risk pay practices and the safeguards described above, the Committee does not believe that our compensation program encourages excessive or inappropriate risk taking.

INFORMATION REGARDING OUR DIRECTORS

Set forth below are the name, age, position and a brief description of the business experience of each of our directors as of March 3, 2011.

Director	Age	Position
Craig B. Reynolds	62	Director, Chairman of the Board
James S. Burns	64	Director
Thomas E. Chorman	56	Director
Robert G. Deuster	60	Director
John S. Krelle	59	Director
Brian S. Moore	65	Director, President of Business Development
Francis T. Nusspickel	70	Director
Thomas J. Sullivan	47	Director, President and Chief Executive Officer

Information on our executive officers is disclosed in Item 1 of our annual report filed on Form 10-K.

Class I Directors (Terms Expire in 2012)

JOHN S. KRELLE has served as a director since January 4, 2008. Since May 23, 2008, Mr. Krelle has served as chairman of the Compensation and Organizational Committee and as a member of the Governance and Nominating Committee. Since 2005 Mr. Krelle has served as President, Chief Executive Officer and a member of the board of directors of Fziomed Inc., a privately held company based in California, specializing in the manufacture and commercialization of medical biomaterials. Prior to his tenure at Fziomed, Mr. Krelle worked in the medical device and pharmaceutical industries for almost thirty years in positions of increasing scope and complexity. From 1987 he served in various senior capacities for Zimmer Holdings, running major business units on three continents. Mr. Krelle was head of Spine, Trauma and Business Development at the time of Zimmer’s acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopaedic company in the world. Prior to that, he spent five years managing businesses outside the US including in Asia, Canada and Latin America. While directing Asia and Japan operations, Mr. Krelle established a new subsidiary in Shanghai, China as well as other geographical expansion throughout the region, to capitalize on the explosive growth of orthopaedics in the area. During this period, Mr. Krelle also served as a member of the Board of Zimmer K.K. and played major roles in the spin-off of Zimmer from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001. Prior experience at Zimmer included acting as the Vice President of Global Knee marketing. Mr. Krelle joined Zimmer from German pharmaceutical company Schering AG where he was responsible for UK sales and marketing. Mr. Krelle has also served as a director for Biomimedica, a privately-held company, since 2009. Mr. Krelle earned a B.A. in mechanical engineering at Swindon Technical College while working in the British automobile industry and an M.B.A. at Sussex University, U.K.

THOMAS E. CHORMAN has served as a director since June 22, 2009. Mr. Chorman is the current Chairman of the Finance and Systems Committee and member of the Audit Committee. He is also an independent director and member of the Audit Committee of Standex International Corp. (NYSE: SXI) since June 2004. In October 2008 he was also appointed to the Governance and Nominating Committee of Standex. As an entrepreneur and private investor since June 2006, he has co-founded two companies; Foam Partners, LLC (polyurethane foam fabrication) and Boomer Capital (an authoritative “Baby Boomer” website and consulting firm). In December 2008, he purchased Discovery Manufacturing Inc. and established Solar LED Innovations, LLC, a designer, manufacturer and marketer of solar rechargeable lighting products. Prior thereto, Mr. Chorman served as President, CEO and director of Foamex International (a manufacturer of comfort cushioning for the furniture and automotive markets) from September 2001 through June 2006. Previously, Mr. Chorman was CFO at Ansell Healthcare (2000 – 2001), Armstrong Flooring Products Division CFO (1997 – 2000), and CFO for Corporate New Ventures and other financial positions at Procter & Gamble (1984 – 1997). Mr. Chorman holds an M.B.A. from Rutgers University and a B.S. from the City University of New York.

ROBERT G. DEUSTER has served as a director and member of the Compensation and Organization Committee and the Governance and Nominating Committee since June 22, 2009. He also served as Chairman and Chief Executive Officer of Newport Corporation (NASDAQ: NEWP), a global supplier of laser, optical and motion control products from May 1996 until his retirement in October of 2007. Mr. Deuster also served as President of Newport from May 1996 until July 2004, and in June 1997 became Chairman of the Board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc (now Actuant Corp NYSE: ATU), a global manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division. Mr. Deuster currently serves on the boards of NEXX Systems, a privately held semiconductor capital equipment company, and Ondax, Inc., a private optical components company. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.

Class II Directors (Term Expires in 2013)

JAMES S. BURNS has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since the 2006 Annual Meeting of Shareholders. From April 2006 through May 2008, Mr. Burns served as chairman of the Finance and Systems Committee, and currently serves as the chairman of the Governance and Nominating Committee. Mr. Burns is currently President, Chief Executive Officer and Director of AssureRx Health, Inc., a personalized medicine company focusing on neuropsychiatric disorders. He served as President and Chief Executive Officer of EntreMed, Inc. from June 2004 to December 2008. From 2001 – 2003, Mr. Burns was a co-founder and served as President and as Executive Vice President of MedPointe, Inc., a specialty pharmaceutical company that developed, marketed and sold branded prescription pharmaceuticals. From 2000 – 2001, he served as a founder and Managing Director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, Chairman, President and CEO of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986 – 1992, he was Vice Chairman of HealthCare Investment Corporation and a founding General Partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981 – 1986, Mr. Burns served as Group President and as Vice President of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a Vice President and Partner at Booz & Company, Inc., an international consulting firm. Mr. Burns is a Director of the International BioResources Group and the American Type Culture Collection (ATCC), and a Director of Vermillion, Inc. (NASDAQ: VRML). He earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. degree from DePaul University.

CRAIG B. REYNOLDS has served as a director since January 4, 2008, and is currently Chairman of the Board. From May 23, 2008 through June 22, 2009, Mr. Reynolds served as the chairman of the Finance and Systems committee and a member of the Governance and Nominating Committee. Mr. Reynolds served as Chief Operating officer of Philips-Respironics Home Health Solutions, a subsidiary of Philips, from 2008 to 2010. Prior to Philips-Respironics, Mr. Reynolds was the Chief Operating Officer and a board member of Respironics, Inc. (NASDQ: RESP), a company that develops, manufactures and markets medical devices worldwide. The product lines of Respironcs, Inc. included sleep medicine therapeutics and diagnostic equipment, intensive care ventilation and patient monitoring and respiratory drug delivery systems. Mr. Reynolds was with Respironics, Inc. since 1998. From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc. (NASDAQ: HDTC), a medical device company, serving for five years as Chief Executive Officer and Director. From 1981 through 1992 Mr. Reynolds was with Healthdyne, Inc. (NASDAQ: HDYN) in the positions of Executive VP (1981 – 1983), President of Healthdyne Cardiovascular Division (1984 – 1985) and President of Healthdyne Homecare Division (1986 – 1992). Mr. Reynolds earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University.

Class III Directors (Terms Expire in 2011)

BRIAN S. MOORE is our President, Business Development. He served as our President, Chief Executive Officer and as a Director from our acquisition of Mettis (UK) Limited (“Mettis”) in June 2003 through January 17, 2011. From April 1999 to June 2003, Mr. Moore served as the Chief Executive Officer of Mettis Group Limited, the parent company of Mettis. From April 1994 to March 1999, Mr. Moore held various positions with EIS Group plc, including Chairman of the Aircraft and Precision Engineering Division, and from 1987 to 1999, Mr. Moore served as Chief Executive Officer of AB Precision (Poole) Limited. Prior thereto, Mr. Moore served in various management positions at Vanderhoff plc, Land Rover Vehicles, Bass Brewing and Prudential Insurance, and as the Financial Director for a subsidiary of GEC Ltd. (UK). Mr. Moore has qualified as a Graduate Mechanical Engineer by the Institution of Mechanical Engineers (the qualifying body for mechanical engineers in the UK) and as an Accountant with the UK Chartered Institute of Management Accountants.

FRANCIS T. NUSSPICKEL has served as a director and member of the Board’s Audit Committee since the completion of our initial public offering in December 2004. Mr. Nusspickel is the current chairman of the Audit Committee. Mr. Nusspickel also served as a member of the Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees, on which he continues to serve. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. Mr. Nusspickel spent the majority of his 35 years of public accounting expertise in Arthur Andersen’s Transportation Industry Group and was the worldwide Industry Head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and from 2004 to 2007 served as Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former President of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. Mr. Nusspickel received his B.B.A. from Manhattan College.

THOMAS J. SULLIVAN was appointed as our President and Chief Executive Officer on January 17, 2011. From June of 2007 through January 2011, Mr. Sullivan was the President of the Supply Chain & Business Process Division of Johnson & Johnson Health Care Systems Inc. (“J&J”). In this role, he led the Commercial and Government Contracting processes in support of the J&J U. S. Medical Device & Diagnostics, Pharmaceutical, and Consumer health care customers. He also led the Logistics, e-Business, Channel Management, Program Management, and global Supply Chain/ERP Competency Centers for the J&J’s Medical Device & Diagnostics Group. From mid 2010 until year end, Mr. Sullivan held additional responsibility as the Global Vice President, Customer Experience for the J&J Supply Chain Customer & Logistics Services Team accountable for customer facing roles in Distribution, Customer Service, and Transportation supporting all J&J commercial companies throughout the world. From 2005 to 2007, Mr. Sullivan was the President of DePuy Orthopaedics, Inc. From 2002 to 2005 he served as President of J&J Medical Products Canada. From 1999 to 2001, Mr. Sullivan served as General Manager for J&J Gateway LLC and Worldwide Vice President of e-Business. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Information Technology. He also holds a Bachelor of Science magna cum laude in Applied Mathematics and Computer Science from the University of Pittsburgh.

Our Directors’ Qualifications.  In conjunction with its nomination of directors for election, the Board of Directors considered the skills, qualifications and attributes of all directors to determine their suitability for continued service on the Board. This year the Board considered information set forth below with regard to each of our directors and nominees and found that all possessed the skills, qualifications and attributes that warranted their continued service. Following is a summary of the skills, qualifications and attributes which, among others, led to the conclusion that each are qualified to stand for election or continue to serve.

Mr. Sullivan — Mr. Sullivan has substantial experience in executive management roles in the medical device industry gained during his service in senior roles at Johnson & Johnson, including several years as President of DePuy Orthopaedics, Inc., the Company’s largest customer. In that capacity and in his role leading Johnson & Johnson’s Canadian medical device company, Mr. Sullivan developed a strong knowledge of the industry, the legal and regulatory requirements under which it operates, and the needs of the Company’s customers. His present role as CEO and President of the Company, and prior roles in senior positions with J&J and its subsidiaries have provided him with a deep understanding of the industry, its financial and operational challenges, research and development, corporate transactions, mergers and acquisitions and other issues related to the industry, all of which we believe makes him ideally situated to lead our Company and serve on the Board.

Mr. Burns — Mr. Burns has over 30 years of experience in industries related to health care products and devices, pharmaceuticals and diagnostics. He has held a broad range of positions in the industry, including those in operations, research and development, regulatory, strategic planning, technology management, product commercialization, general management and finance. Mr. Burns has also served on multiple private and public company boards and has extensive experience in venture financing and corporate transactions, including but not limited to mergers and acquisitions, leveraged buyouts and private equity financing.

Mr. Chorman — Mr. Chorman has extensive experience in senior executive positions with Procter & Gamble. He has also founded successful companies, served on public company boards and presently leads a technology start-up company. Through these experiences he has obtained extensive experience in general management, finance, marketing and research and development.

Mr. Nusspickel — Mr. Nusspickel’s service on the Board, and in particular his chairmanship of the Audit Committee, is enhanced by his 35 years of experience in a large, international accounting firm as an Audit partner for public company clients. In the course of this work he gained extensive audit, accounting, fraud investigation and mergers and acquisitions experience. He has also served for four years on the Professional Ethics Committee of the New York State Society of CPAs, three years of which was as its Chairman. Currently Mr. Nusspickel is a member of the AICPA Ethics Trial Board. He also serves as a member of the Board for another public company.

Mr. Deuster — Prior to joining our Board, Mr. Deuster served for eleven years as Chairman and CEO of Newport Corporation. In that capacity, Mr. Deuster obtained valuable experience in strategic and tactical initiatives. He also has a strong background in corporate governance, including a Professional Director Certification from the Corporate Directors Group, which he enhances through regular participation in continuing education programs.

Mr. Krelle — Mr. Krelle’s extensive experience in the medical industry enhances his service on the Board. In addition to service on another board and present employment in the medical industry, Mr. Krelle has almost 30 years of experience in the medical device and pharmaceutical industries. His primary experience was with Zimmer Holdings, Inc., one of our largest customers. His tenure at Zimmer included service in foreign and domestic general management, business development, sales and marketing. He also has extensive experience in corporate transactions and finance.

Mr. Reynolds — Mr. Reynolds has strong experience in the medical device industry, which enhances his value to the Board and the Company. In addition to serving as the Chief Operating Officer of Respironics, Inc., a subsidiary of Philips, that develops, manufactures and markets medical devices worldwide, he has experience in the CEO role at Healthdyne Inc., a medical device company.

Board Diversity.  The Governance and Nominating Committee reviews and recommends to the Board nominees for Director positions. Pursuant to the Company’s Corporate Governance Guidelines its assessment of new and incumbent candidates includes an element designed to encourage diversity on the Board. Specifically, its review includes a consideration of diversity, age, skills, expertise and experience.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers.  The following table sets forth information known to us regarding beneficial ownership of our Common Stock, as of the Record Date, by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group. Information in the table is derived from SEC filings made by such people under Section 16(a) of the Securities Exchange Act of 1934, as amended and other information received by us.

	Beneficial Ownership as of March 3, 2011(1)
Name	Current Beneficial Holdings	Shares Subject to Options	Total	Percent Owned
Named Executive Officers
Thomas J. Sullivan	151,515	—	151,515	*
Brian S. Moore	157,247	178,481	335,728	1%
Fred L. Hite	152,643	29,310	181,953	*
D. Darin Martin	65,840	—	65,840	*
Michael W. Curtis	82,269	—	82,269	*
David C. Milne	32,601	—	32,601	*
Other Directors & Nominees
Craig B. Reynolds(2)	59,721	—	59,721	*
James S. Burns(3)	41,621	—	41,621	*
Thomas E. Chorman(4)	25,821	—	25,821	*
Robert G. Deuster(5)	30,821	—	30,821	*
John S. Krelle(6)	41,921	—	41,921	*
Francis T. Nusspickel(7)	43,288	—	43,288	*
Directors & Executive Officers as a Group	885,308	207,791	1,093,099	3%

*	Less than one percent; assumes the exercise of all vested options.
(1)	Unless otherwise indicated, and subject to community property laws where applicable, the individuals named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 3, 2011 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.
(2)	Consists of restricted shares: 7,400 issued in 2008, 2009 and 2010, respectively; 14,721 issued in 2011; 20,000 and 2,800 common shares purchased in 2009 and 2010, respectively. All grants vest equally over three years.
(3)	Consists of restricted shares: 1,000 issued in 2006; 3,700 issued in 2007; 7,400 issued in 2008, 2009 and 2010, respectively; 14,721 issued in 2011 and shares purchased on the open market. All grants vest equally over three years.
(4)	Consists of restricted shares: 3,700 issued in 2009, 7,400 issued in 2010, and 14,721 issued in 2011. All grants vest equally over three years.
(5)	Consists of restricted shares: 3,700 issued in 2009, 7,400 issued in 2010, 14,721 issued in 2011, and 5,000 common shares purchased in 2009. All grants vest equally over three years.
(6)	Consists of restricted shares: 7,400 issued in 2008, 2009 and 2010, respectively; 14,721 issued in 2011; 20,000 common shares purchased in 2009 and 15,000 common shares sold in 2010. All grants vest equally over three years.

(7)	Consists of restricted shares: 1,667 issued in 2005; 1,000 issued in 2006; 3,700 issued in 2007; 7,400 issued in 2008, 2009 and 2010, respectively; 14,721 issued in 2011. All grants vest equally over three years.

Section 16(a) Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all SEC filing requirements applicable to our directors and executive officers with respect to 2010 were met.

Security Ownership of Certain Beneficial Owners.  The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than 5% of our Common Stock as of March 3, 2011.

Name and address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Fidelity Management & Research Company LLC 82 Devonshire St Boston, Ma 02109	2,311,938	6.4%
BlackRock, Inc 40 E. 52nd St. New York, NY 10022	3,050,860	8.5%
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601	2,895,420	8.0%
Tremblant Capital Group 767 Fifth Avenue New York, New York 10153	2,577,096	7.2%
Ameriprise Financial, Inc.(1) 145 Ameriprise Financial Center Minneapolis MN 55474	1,830,790	5.1%
Credit Suisse AG Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland	1,805,124	5.0%

(1)	Includes shares held by Columbia Management Investment Advisors, LLC.

EXECUTIVE COMPENSATION

Part 1 — Compensation Discussion and Analysis

Introduction and Objectives

The Compensation and Organizational Committee (“Committee”) assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans.

The Committee met six times in 2010; each meeting included an executive session attended by only the non-management directors. The Committee also met on January 27, 2011 to review 2010 bonuses and restricted stock grants in light of the company’s performance against the criteria for the payment or grant of bonuses and restricted stock. The Committee also established recommendations for 2011 base salary levels for the executive officers on that date. All Committee members were present for the meeting. On March 12, 2011 the Committee recommended to the Board criteria and target amounts for 2011 bonuses and restricted stock grants.

During fiscal 2010 members of management, including our former Chief Executive Officer, Brian S. Moore, Chief Financial Officer, Fred L. Hite, and SVP of HR, General Counsel and Corporate Secretary, David C. Milne, typically attended the non-executive portions of each Committee meeting. Current President and Chief Executive Officer, Thomas J. Sullivan, attended the Committee’s January 27, 2011 meeting, and it is anticipated that he and Messrs. Hite and Milne will attend Committee meetings during fiscal 2011. The agenda for each meeting is determined by the Committee members prior to the meeting. The Committee receives and reviews materials in advance of each meeting, including information provided by management that it believes will be helpful to the Committee and materials the Committee specifically requests. Depending on the agenda for the particular meeting, these materials may include, but not be limited to:

•	Financial reports
•	Reports on levels of achievement of corporate performance objectives
•	Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the executives pursuant to employment agreements, severance agreements and change of control provisions
•	Wealth accumulation summaries which show the named executive officers’ total accumulated stock and option holdings
•	Information regarding compensation of peer groups at companies identified by the Committee as appropriate for comparison

The Committee’s primary responsibilities consist of:

•	The review of corporate goals and objectives relevant to the compensation of named executive officers, evaluation of the performance of the named executive officers in light of these goals and objectives and determination and approval of the compensation level of named executive officers based on that evaluation
•	The evaluation and recommendation to the Board of the incentive components of the CEO’s compensation and related bonus awards, taking into account our performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years
•	The review and recommendation to the Board of the design of the compensation and benefit plans which pertain to Directors, the CEO and other senior executive officers who report directly to the CEO, including oversight of Rule 162(m) plans
•	The review and recommendation to the Board of all plans entitled to the exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, including stock options, restricted stock and deferred stock plans

•	The review and recommendation to the Board of the material terms of all employment, severance and change-of-control agreements for named executive officers
•	The review and recommendation to the Board regarding compensation of Board members, such as retainer, Committee Chairman fees, stock options, restricted stock and other similar items as appropriate, and pursuant to our Corporate Governance Guidelines
•	Oversight regarding our retirement, welfare and other benefit plans, policies and arrangements on an as needed basis
•	The review of compensation policies and guidelines issued by (i) the NYSE and other applicable authorities and (ii) key institutional shareholders and (iii) entities that offer proxy voting services or recommendations to shareholders
•	The preparation of a compensation committee report on executive compensation to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC
•	The review and discussion with management regarding the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 401, and based on such review and discussion, recommending to the Board to include the Compensation Discussion and Analysis in the Annual Report on Form 10-K or in our proxy statement

The Committee’s Charter reflects these responsibilities, and the Committee and the Board periodically review and revise its Charter. The Charter was last reviewed in the fall of 2010 and it was determined at that time that no modifications were required. The full text of the Compensation and Organizational Committee Charter is available on our Web site at www.symmetrymedical.com under the “Investor Relations” and “Corporate Governance” tabs.

Our executive management supports the Committee in its work by proposing compensation for executive officers, administering our retirement, welfare and other benefit plans and providing data to the Committee for analysis. The Committee also has discretionary authority under its Charter to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants who report directly to the Committee. The Committee exercised this discretion in fiscal 2010 by subscribing to Equilar, a provider of data regarding public company compensation data. The data provided by Equilar was utilized in the Committee’s review of the pay practices of those companies in our peer group relative to compensation for the CEO, CFO and other Named Executive Officers. Equilar does not provide consulting services and only compiles information that is already public into a searchable database.

Our Compensation Philosophy

The Compensation and Organizational Committee addresses matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to our retirement, welfare, and other benefit plans. The Committee is composed entirely of independent directors and is guided by three principal goals and objectives: (1) in order to allow us to attract and retain talent, we should pay salaries competitive with those with whom we compete for talent; (2) annual incentive bonuses should be directly related to our results produced during the year; and (3) long term compensation in the form of restricted shares and stock options should be directly linked to Company performance and enhancement of shareholder value.

The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company. The Committee wants to motivate our officers and key employees to achieve the Company’s goals of providing our shareholders with a competitive return on their investments, while at the same time producing high quality products. Our compensation program is designed to attract and retain highly qualified individuals who are capable of making significant contributions to our long-term success, promote a performance-oriented environment that encourages Company and individual achievement, reward executive officers for long-term strategic management and to enhance shareholder value.

The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to its long-term success. Our Company is headquartered in Warsaw, Indiana, which is frequently referred to as the “Orthopedics Capital of the World.” Because of the number of customers and competitors in the immediate Warsaw, Indiana area it is important that our compensation program be competitive to allow us to continue to attract and retain all levels of employees.

On an annual basis the CEO recommends to the Compensation Committee a compensation package for each executive (excluding himself). The proposed compensation package has typically consisted of base salary, cash incentive bonus target levels and criteria, and long-term equity incentive compensation target levels, value and criteria. The Committee reviews that proposal in light of information it obtains regarding the Company’s peer group and its compensation philosophy. Any decision to materially modify compensation is based upon the factors listed above, taking into account all forms of compensation, as well as based upon individual performance of his/her responsibilities and any tasks assigned by the Board. Consideration of the CEO’s compensation is undertaken by the Committee in executive session and reflects the same considerations as are used regarding the other executive officers. After fully reviewing and considering CEO and executive officer compensation the Committee thereafter submits its recommendations regarding each to the Board for consideration. Only directors who are independent engage in this consideration and decision. If performance objectives are not attained, annual incentive bonuses will not typically be paid and restricted stock would not typically be granted. Please refer to the table on page 22 for the specific performance criteria related to the payment of the incentive bonus.

The Committee believes that the executive officers’ total compensation program should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified company, business segment and individual performance goals. The Committee also believes that a significant amount of pay for executive officers should be comprised of long-term, at-risk forms of compensation to align management’s interests with those of the shareholders. The total compensation package should also enhance our ability to attract, retain and develop exceptionally knowledgeable, talented and experienced executives upon whom our success depends.

Components of Our Total Compensation Program.  The total compensation program for our executive officers consists of the following elements:

•	Annual salary
•	Annual cash incentive bonuses
•	Long-term incentive compensation in the form of restricted stock
•	Limited perquisites and other personal benefits
•	Benefits, including group health, life, disability, 401k
•	Certain post-termination compensation pursuant to applicable employment agreements.

It is the Committee’s intent that salaries, annual incentive bonuses and long-term incentive award values be targeted at appropriate levels based on our peer group and other market factors. Salaries are generally targeted at the median for the market and other components of compensation are targeted at the 75th percentile for our long-term successful executives. It is anticipated that new employees in the executive positions would receive a compensation package in the 50th percentile, although over years of successful performance of their duties their compensation would increase toward the 75th percentile. An individual’s receipt of compensation in line with those targets will occur as performance warrants, and there is no guarantee that any particular employee would achieve the highest levels of compensation.

To establish total compensation for our executive officers, the Committee compares our executive officers’ compensation against peer group pay practices and history, as well as considering recommendations from the Chief Executive Officer regarding those executives reporting directly to him. Our management team provides the Committee and Board with historical and prospective breakdowns of the total compensation components for each executive officer to assist in its review and consideration.

During its meeting on January 27, 2011, the Committee finalized its review of performance under the fiscal year 2010 annual incentive bonus plan and the criteria for restricted stock grants made during fiscal 2010. It also determined the 2011 base salary compensation amounts for the named executive officers. At this meeting, the Committee reviewed wealth accumulation summaries, peer group data and tally sheets for each named executive officer in determining appropriate compensation levels.

To ensure our compensation programs are at proper levels, the Committee compares our compensation practices and levels of pay to an industry peer group. Companies were selected based on their satisfaction of most or all of the following criteria:

•	Similar revenue levels
•	Executive positions similar in breadth, complexity and scope of responsibility
•	International operations
•	In the medical field or competitors for similar executive talent.

The Committee selected a peer group consisting of the following companies: American Medical Systems Holdings, Inc., Analogic Corporation, Arthrocare Corporation, Cantel Medical Corporation, GenProbe, Inc., Greatbatch, Inc., Haemonetics Corporation, Thoratec Corporation, Wright Medical Group, Inc., and Zoll Medical Corporation. This peer group has evolved from a peer group proposed by ISS/RiskMetrics in 2009, although includes Greatbatch, Inc., which is considered to be a competitor in the industry and for talent. Changes from last year’s peer group include the removal of EV3 (which has been sold) and Massimo (which is engaged in a dissimilar business and artificially inflates compensation levels through its liberal use of stock options). This year’s review concluded that those companies remaining in the peer group are engaged in the same or similar industries so they would logically compete with the Company for the same talent and skill sets. Accordingly, the Committee concluded that this peer group is a logical source of comparison to utilize in establishing the Company’s compensation structure.

The Committee obtained and evaluated public data regarding the various forms and amounts of compensation provided by each member of the peer group to their executives from the Equilar database. The peer group data was then evaluated in light of additional market-based data and the Committee ensures compensation is aligned with our values, objectives and financial performance, as described above.

Based upon our analysis of competitive pay practices, our total cash compensation for our named executive officers, in aggregate, for 2010 was approximately 60% of the median salary and bonus paid by our peers for similar executive officer positions. Our named executive officers’ aggregate long-term compensation is at approximately 30% of the 75th percentile of our peers. Our total direct compensation, in aggregate, is approximately 40% of the foregoing target values for our peers. Much of this gap is attributable to the failure to earn bonuses and full equity grants over the prior two years.

The Committee reviews its compensation programs annually in conjunction with its determination of the executive officers’ compensation for the coming year.

Summary.  It is the opinion of the Compensation and Organizational Committee that the executive compensation policies and programs in effect for our executive officers and directors provide an appropriate level of total compensation that properly aligns the Company’s performance and interests of our shareholders with competitive executive compensation in a balanced and reasonable manner.

Our Compensation Decisions

Annual Salary.  The 2010 base salaries for our named executive officers are shown in the “Salary” column of the Summary Compensation Table. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other changes in responsibilities.

Base salary is targeted at the approximate median of compensation paid to executives with similar levels of experience in our peer group to ensure that we can attract and retain appropriate levels of executive talent. Individual executives may be paid at levels higher or lower than this target at the discretion of the Committee and as their performance, experience or tenure with the Company may warrant. The base salaries of our executive officers were recommended by the Committee and approved by the Board after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent.

With the exception of Mr. Milne, who joined the Company in June 2009, salaries were not increased for the named executive officers since 2008. This has enabled a lag to develop between our executives’ salary levels and the levels paid by those in our peer group. The Committee therefore recommended increases in salary for the named executive officers effective January 2011 based both on the market and their performance. Thus, some officers’ increases differed from others in both value and percent. We will revisit this issue in the future as the Company’s circumstances and performance warrant.

Annual Incentive Cash Bonuses.  The objective of the annual incentive cash bonus plan is to provide executives with a competitive total cash compensation opportunity relative to market practices while aligning their financial rewards with the Company’s and their own performance. The Committee believes the goals tied to the bonus will help us provide our shareholders with a competitive return on their investments over the long term.

Annual incentive awards are determined as a percentage of each executive officer’s base salary. The performance criteria for fiscal 2010 were not satisfied so no named executive officers earned a bonus. Had the criteria been satisfied, each Named Executive Officer had the potential to earn up to the following percentages of his base salary in the form of incentive compensation:

Name and Position	Performance is Between 2010 Budget and 2009 Actual Financial Performance (as a % of Base Salary)(1)	Performance is Above Actual 2009 Financial Performance (as a % of Base Salary)(2)	Maximum Potential Payment
Brian S. Moore, President and Chief Executive Officer	35%	70%	100%
Fred L. Hite, Senior Vice President, Chief Financial Officer	25%	50%	80%
D. Darin Martin, SVP, QA/Regulatory Affairs and Chief Compliance Officer	25%	50%	80%
Michael W. Curtis, Chief Operating Officer, USA	25%	50%	80%
John Hynes, Former Chief Operating Officer, Europe	25%	50%	80%
David C. Milne, SVP of Human Resources, General Counsel & Corporate Secretary	13%	25%	40%

(1)	Relative to financial performance, Messrs. Moore, Hite, Martin, and Milne are evaluated based on the Company’s Net Income. Messrs. Curtis and Hynes are/were evaluated based on Operating Income (60% of which is based on Company performance and 40% of which is based on division performance).
(2)	As performance moved between these two levels the percentage paid would have been based on a sliding scale between the two levels, up to the maximum potential payment.

The Committee establishes and recommends to the Board the performance measures and other terms and conditions of awards for executive officers. The independent members of the Board also retain the authority to cancel or award an additional bonus amount on a discretionary basis. The bonus plan for 2010 was based on performance as compared against the Board’s approved budget as well as our prior year actual performance. Had the Company met 2009 actual performance a bonus at target would have been paid; performance at budget (which was below 2009 performance) would have resulted in a payment at 50% of target. Company performance between those levels results in a modification from the target bonus based on a sliding scale. Incenting executives to reach these goals is designed to increase their focus on it and is designed to align their work with achieving the goal communicated to our shareholders earlier in the year. Providing a lower (or no) bonus for performance below the budget ensures that executives do not receive a windfall while the Company does not perform, whereas paying a higher bonus for performance above budget incents executives to achieve the highest level of performance possible.

Our budgets for net income, net operating income and operating cash in 2010 were set at $20MM, $35MM and $42MM respectively. Our 2009 actual performance for net income, net operating income and operating cash were $22MM, $36MM and $63MM respectively. No performance criteria were achieved in 2010 so no bonus was earned under the Plan.

2011 Cash Bonus Plan

The 2011 Cash Bonus Plan (the “Bonus Plan”) is designed to not only incent strong financial performance, but to also ensure focus on the actions that will lead to short and long-term success. The 2011 Bonus calculation will involve a two step process that will occur each quarter, as well as at the end of the fiscal year (each of these time periods is a “Period”). The first step will determine whether the bonus pool for a respective Period will be funded, and if so, to what degree. If the bonus pool is funded for a Period, the second step will be to determine whether the bonus was earned for that Period as a result of the Company achieving three performance criteria. Employees will have five opportunities to earn 25% of their target bonus. The top four of the five Periods will be added together at the end of the year to determine the extent to which the annual bonus is earned. A participant must be employed when the bonus is paid (in early 2012) to earn the bonus. Specifics regarding the two steps follow.

a.	Funding the Bonus Pool.

The basis for funding the bonus pool in each Period will be 2011 non-GAAP Earnings Per Share (“NGEPS”) vs. target. NGEPS was utilized because it will obviate any short-term personal financial concerns that would provide a disincentive to make difficult decisions that are in the Company’s best interests but which could cause one-time EPS issues. NGEPS will be measured against targeted levels each Period, with each Period funding 25% of the pool at target and the highest four Periods being aggregated to determine the full-year bonus pool. In any measurement period NGEPS at 75% of target will result in 25% of the pool being funded; there would be no bonus funded for a Period if NGEPS is below 75% of target. As NGEPS moves from 75% of target to target, the pool increases by 3% for every 1% increase (e.g. if NGEPS is 90% of target in the first quarter, the bonus pool funded that Period would be 70% of 25% of the annual target, or 17.5%).

If NGEPS exceeds the target in any Period then the 25% of the target that may be funded that Period will be increased by 4% for every 1% of NGEPS by which actual performance exceeds target, up to 200% of the target size. For example, if NGEPS for the second quarter is 105% of target, the funding for that period will be 120% of target. This will result in the shareholders receiving $3 in profit for every $1 that is utilized for the bonus plan. The pool will not exceed 200% of target.

b.	Earning the Bonus Through Achievement of Performance Criteria

If NGEPS performance funds the bonus pool in a Period then the bonus for that Period will be funded if the company achieves its targeted performance goals in three performance criteria that are reflective of quality, customer service and internal financial metrics (the “Performance Criteria”). All three of the Performance Criteria must be met during any measurement Period to accrue that Period’s bonus. Thus, if the bonus pool was funded every Period, and Performance Goals are met in the first and third quarters, and for the full year, but not for the second and fourth quarters, then the bonus would only be accrued for the three Periods in which the Performance Criteria was met.

Long-Term Incentive Compensation.  The Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success. As such, the Committee has implemented, with Board and shareholder approval, two equity-based plans: Amendment No. 1 to the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan (“2004 Equity Incentive Plan”), and the Symmetry Medical Inc. UK Share Incentive Plan 2006 (the “UK Plan”).

Our 2004 Equity Incentive Plan provides for the opportunity to grant restricted stock and other cash and equity-based incentive awards to key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to motivate executives to make strategic long-term decisions, and to better enable us to attract and retain talented directors and executive personnel. Since 2005, we have awarded performance based restricted stock as opposed to stock options to minimize the financial impact of these awards under U.S. GAAP reporting (formerly FAS123R). Any performance based restricted stock awarded is treated as ordinary income to the employee, who is responsible for the payment of any associated taxes upon vesting.

Our UK Plan allows us to award eligible employees based in the United Kingdom restricted stock based on certain performance criteria as determined by the Board. The Plan also allows for the award of “matching shares” upon the purchase of Company stock. The UK Plan is independently administered by Computershare Investor Services plc (“Computershare”) in the UK. Participants’ contributions are made out of pre tax income, which results in the participants receiving a Tax and National Insurance benefit. The maximum number of shares that may be issued under the UK Plan is 300,000. Currently there are no participants under the UK Plan.

(a)	Performance Based Restricted Shares

During 2010, opportunities to earn certain amounts of restricted stock were provided to the executive officers, as recommended by the Committee and approved by the Board. These opportunities amounted to the following: Mr. Moore (50,000), Mr. Hite (40,000), Mr. Curtis (30,000), Mr. Martin (11,500), Mr. Hynes (11,500) and Mr. Milne (11,500). These amounts were based on the executive’s performance in light of the criteria and targets the Committee maintains for this form of compensation. The total commitments for performance based restricted stock made to all employees (including the amounts noted above) in fiscal 2010 were 283,850.

Receipt of the actual grants of restricted stock was contingent upon personal and Company performance during fiscal 2010 (the “Performance Period”). 50% of the restricted stock was based on the extent to which each named executive officer achieved the key actions agreed to with the CEO and approved by the Committee and Board of Directors. The remaining 50% of the Restricted Shares was conditioned on the Company’s achievement of its budgeted financial performance for operating income, beginning with the Company’s achievement of 80% of operating income budget (below which 0% of the Restricted Stock would be granted), up to the achievement of 100% of budget (in which case 100% of the Restricted Stock would be granted). Performance between these levels would result in a grant on a ratio of 5% of the Restricted Stock for each 1% of the Company’s performance above 80% of budget. For example, if the Company had achieved 91% of its budget, then 55% of the Restricted Stock would have been granted (11 × 5%). Company performance from 100% of budget to 120% of budget would have resulted in an increase in the Restricted Stock granted by a ratio of 2% of the Restricted Stock for each 1% over budget the Company achieved. For example, if the Company had achieved 105% of its operating income budget, the Restricted Stock would have been multiplied by 110% (5 × 2%) to determine the grant amount. The portion of the grant connected to the achievement of personal tasks would have been adjusted upward in the event of such performance, although the participant’s receipt of the shares would have remained subject to achievement (or partial achievement) of the tasks.

During the Performance Period the Company achieved below 80% of its budgeted financial performance so only the 50% of targeted shares based on the performance of individual tasks was eligible for grant. Evaluation of those tasks resulted in the grants set forth in the “Grants of Plan Based Awards” table below.

(b)	Stock Options

Stock options were last granted in 2004, and there are no plans to issue further options. In and prior to 2004 two of the named executive officers, Messrs. Moore and Hite, have received options in the amounts set forth in the Outstanding Equity Awards at Plan Year End Table in this proxy statement.

2011 Restricted Stock Grant Program

The 2011 Restricted Stock Grant Program (the “Stock Program”) has been formulated pursuant to our 2004 Amended and Restated Equity Incentive Plan, as amended via shareholder vote in 2009 and is focused on creating long-term shareholder value. Under the Stock Program the Board created a pool of 221,073 shares of restricted stock that will be awarded in 2012 if performance criteria for 2011 are met. The Board also established a target number of shares for each participant in the Stock Program based on its overall compensation target levels for each. The actual number of shares awarded will be based on the Company’s performance against three financial and one strategic criterion: 1) stock price growth (January 2011 average vs. December 2011 average) vs. peer group median; 2) EPS vs. peer group median; 3) return on assets vs. annual target; and 4) satisfaction of Board selected critical strategic objectives. The stock price and EPS criteria will initially be based on 2011 performance, although will move to a three-year review period by 2013. The pool will be increased or decreased based on the degree to which the targets are met, with a sliding scale downward and upward to the extent actual performance exceeds or falls short of targets. If the pool is funded based on the foregoing criteria, then individual awards to participants will be made based on individual performance against their annual objectives and their long term value to the Company. All awards will have a two-year cliff vesting period associated with them following the award date.

Perquisites and Other Personal Benefits.  We provide named executive officers with minimal perquisites and other benefits that the Committee and Board believe are reasonable and consistent with the goal of enabling us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other benefits provided to named executive officers. Most named executive officers are provided with the use of an automobile, maintenance and fuel, a matching contribution under the Company’s 401k Plan (which was suspended in October 2009 and reinstated in June 2010). Mr. Martin received reimbursement in 2010 for a club membership valued at $960 per year, although that benefit will not be provided in 2011 or future years. Mr. Moore receives reimbursement for the cost of an executive physical at Mayo Clinic in January 2011 and January 2012; use of an automobile through and including December 2011; membership in the National Association of Corporate Directors and payment for attendance at one course per calendar year, not to exceed $3,000; eight round-trip coach class flights between the United States and his home in the UK, not to exceed $18,000 in cost; reimbursement for up to $5,000 in legal fees and costs incurred for legal services incurred related to efforts to obtain a visa or green card; reimbursement for up to $5,000 for tax preparation services. All perquisites are described in more detail in the Summary Compensation Table.

2011 Transition Program.  As a part of its goal of retaining certain vital individuals during the transition to a new Management Team, the Company entered into Transition Retention Bonus Agreements with its named executive officers. Those agreements provide that the recipients will receive the amounts set forth below, which amounts will be fully repaid if the recipient terminates his employment with the company in 2011; 50% of the amount shall be repaid in the event the individual resigns during 2012.

Fred L. Hite, Senior Vice President, CFO and Investor Relations Officer — $175,000(1)
Brian S. Moore, President, Business Development — $87,000
Darin Martin, Senior Vice President, Chief Regulatory Officer — $50,000
Michael W. Curtis, SVP and COO, US — $36,000
David C. Milne, SVP of HR, General Counsel & Corporate Secretary — $24,000

(1)	$100,000 of Mr. Hite’s award is to be refunded if he departs the Company’s employment prior to January 17, 2012 as a result of a termination for “cause” or decision to leave without “good reason” as those terms are defined in his Severance Agreement. The remainder of the transition bonus will be fully repaid if he terminates his employment with the company in 2011; 50% of the amount shall be repaid in the event he resigns during 2012.

The Board also provided the named executive officers, with grants of restricted stock tied to their retention during the transition of leadership. Those shares will be forfeited if the recipient leaves the Company for any reason prior to their vesting on January 29, 2013. The specific grants for the named executive officers were:

Fred Hite, Senior Vice President, CFO and Investor Relations Officer — 35,152 shares
Brian Moore, President, Business Development — 0 shares
Darin Martin, Senior Vice President, Chief Regulatory Officer — 5,750 shares
Michael Curtis, SVP and COO, US — 10,000 shares
David C. Milne — 15,851 shares

Compensation Deductibility.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limit on tax deductions for annual compensation in excess of $1 million paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers (excluding the Chief Financial Officer). This provision excludes certain forms of “performance-based compensation,” including restricted stock, from the compensation taken into account for purposes of that limit. The Compensation and Organizational Committee believes that the 2004 Equity Incentive Plan, as amended, is “performance-based” within the meaning of that restriction. Nonetheless, the Compensation and Organizational Committee believes that, although it is desirable for executive compensation to be fully tax deductible, whenever in the judgment of the Board that would be inconsistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Compensation and Organizational Committee will from time to time continue to assess the impact of Section 162(m) of the Code on the Company’s compensation practices and will determine what further action, if any, may be appropriate in the future.

Part 2 — Employment Agreements.

We currently have employment agreements with Thomas J. Sullivan, Brian S. Moore, Fred L. Hite, Michael W. Curtis, Darin Martin and David C. Milne. Details regarding each are set forth below.

a.	Thomas J. Sullivan

On January 17, 2011 the Company entered into an Employment Agreement with Mr. Sullivan, a copy of which was filed on Form 8-K on January 19, 2011. The Agreement provides for Mr. Sullivan to receive a salary of $500,000 per annum and participation in the Company’s Incentive Bonus Plan with a target award at 70% of his salary and opportunities to adjust the target award percentage from 0 – 2 times the target, depending on performance against the performance metrics established by the Board of Directors. He is guaranteed a bonus during 2011 of 50% of his target bonus level. Mr. Sullivan also received a sign-on bonus of $100,000, less applicable tax and other deductions. All or a portion of the sign-on bonus must be repaid to the Company if Mr. Sullivan’s employment is terminated by the Company for “cause” or by Mr. Sullivan without “good reason”, as those terms are defined in the Agreement, within the first 24 months of his employment. Mr. Sullivan also received shares of our common stock valued at $1,500,000. Of this grant, $900,000 in value vests on three dates: the first  1/3 vests immediately and the other  2/3 vests in equal amounts on January 17, 2012 and January 17, 2013, subject to acceleration in whole or in part upon the occurrence of certain events. The other $600,000 of the grant is subject to modification in number of shares based on performance against performance criteria for 2011 established by the Board. Performance above the established criteria will increase the number of shares in the Performance Grant up to 200% of the target amount, whereas performance below the criteria will result in the forfeiture of some or all of the shares on a sliding scale. Once the number of shares is established those shares will fully vest 2 years thereafter. Mr. Sullivan will also receive employee benefits identical to those offered to our other employees, retirement medical benefits for himself and his family under certain circumstances, reimbursement for legal fees and expenses in connection with the negotiation of the terms of his employment, reasonable travel and housing expenses related to visits to Warsaw, Indiana from his home, and relocation assistance (including reimbursement for certain expenses) should he relocate to Warsaw, Indiana. The Employment Agreement also requires Mr. Sullivan to provide the Company with certain confidentiality, non-competition, non-raiding, waivers of claims and other commitments that are applicable both during his employment and thereafter.

In conjunction with his employment agreement we also entered into an Executive Benefit Agreement, a copy of which was filed on Form 8-K on January 19, 2011. Under this Agreement Mr. Sullivan would be entitled to certain benefits following a termination of employment under certain circumstances. Following such a termination, Mr. Sullivan would receive his earned but unpaid salary through the date of termination and any earned but unpaid incentive bonus for any previous completed year. In the event Mr. Sullivan’s employment is terminated by the Company for any reason except for Cause (as defined in the agreement) or Mr. Sullivan’s Disability (as defined in the agreement) or is terminated by Mr. Sullivan for Good Reason (as defined in the agreement), Mr. Sullivan is entitled to receive severance benefits, consisting of: (a) continued salary payments for twelve (12) months following the termination date, (b) a prorated incentive bonus (assuming that all individual performance objectives had been achieved) for the year or other performance period during which the termination date occurs, and (c) reimbursement for any amounts Mr. Sullivan pays for COBRA continuation coverage for himself and his eligible dependents that exceed the amount he paid for health insurance prior to termination for 12 months following the termination date. If a Qualifying Termination occurs within six months prior to or 24 months following a Change in Control, Mr. Sullivan’s severance benefits would consist of: (x) a lump sum payment equal to twice the sum of his then-current annual base salary plus his target annual bonus, and (y) reimbursement for any amounts Mr. Sullivan pays for COBRA continuation coverage for himself and his eligible dependents that exceed the amount he paid for health insurance prior to termination for 24 months following the termination date. The acceptance of any of the severance benefits would constitute a full settlement and discharge of all of the Company’s obligations to Mr. Sullivan. As a condition to his receipt of any severance benefits, Mr. Sullivan would also execute a release agreement releasing and waiving any and all claims he may have against the Company. In this Agreement Mr. Sullivan covenants not to: a) compete with the Company and not to raid employees or solicit customers or employees of the Company during his employment and for a period of twelve (12) months thereafter; b) maintain the confidentiality of the Company’s proprietary information; and c) provides for the ownership by the Company of any developments made or conceived by Mr. Sullivan during his employment.

b.	Brian S. Moore

In June 2003, we entered into an employment agreement with Brian S. Moore to serve as our President and Chief Executive Officer and a member of the Board. This Agreement was amended twice in 2010, and again January 17, 2011, with the most recent amendment reassigning Mr. Moore to the position of President of Business Development, setting a specific separation date of June 30, 2012, and removing any severance benefits. This Amendment provides Mr. Moore with payments of salary totaling $500,000, paid in equal amounts on normal pay days, through the term. Mr. Moore was also entitled to receive a transition payment, a performance bonus equal to 90% of any fees or compensation the Company receives from third parties for any work or services he performs for such third parties, net of any costs of travel, taxes and expenses incurred by the Company in his performance of such duties, and continued benefits on the same terms as our other employees. In addition to the foregoing, Mr. Moore will receive reimbursement for the cost of an executive physical at Mayo Clinic in January 2011 and January 2012; use of an automobile through December 2011; membership in the National Association of Corporate Directors and payment for attendance at one course per calendar year, at his discretion, not to exceed $3,000 in cost; eight round-trip coach class flights between the United States and his home in the UK, not to exceed $18,000 in cost; reimbursement for up to $5,000 in legal fees and costs incurred by him for legal services related to any efforts required by him to obtain or retain a visa or green card; and reimbursement for up to $5,000 for tax preparation services and/or advice. If Mr. Moore’s employment is terminated for any reason prior to the end of the term, Mr. Moore will be entitled to (a) receive his base salary through the termination date and any earned by unpaid bonus and other benefits as of that date, (b) if he has not breached his obligations under the amended employment agreement, continuation of his base salary through the end of the term as severance pay (subject to Mr. Moore providing the Company with a general release of claims), and (d) vesting of his unvested shares of restricted stock on the later of his termination date or January 3, 2012.

c.	Fred L. Hite

The Company entered into an employment agreement with Mr. Hite on May 4, 2010. The terms of the Agreement provide that the Company will provide him with certain severance benefits in the event of his separation from the Company if his separation results from “Good Reason” or without “Cause” as those terms are defined in the Agreement, a complete copy of which was filed as an exhibit to the Company’s Form 10-Q on May 11, 2010. The benefits are conditioned upon Mr. Hite’s execution of a Release Agreement, and if the separation occurs within twelve months following a Change in Control (as that term is defined in the Agreement) then the number of months in the severance period and the amounts payable is multiplied by 150%. The payments to which he would be entitled under a qualifying termination include:

—	An amount equal to his annual base salary, payable over the severance period (normally 12 months, but 18 months if separation follows a Change in Control).
—	A lump sum payment equal to (i) any bonus to which he would have been entitled if he had remained employed through the payment date and had achieved all individual performance objectives, multiplied by a fraction, the denominator of which is the number of days in any such computation period and the numerator of which is the number of days during the computation period the Mr. Hite was employed by the Company.
—	Reimbursement for any amounts paid by Mr. Hite for COBRA continuation coverage, reduced by an amount equal to the payments he made for group medical coverage immediately prior to the separation. If his right to COBRA continuation coverage ends because he has enrolled in a group medical plan offered by a subsequent employer, his reimbursement ends at the same time.
d.	Michael W. Curtis, Darin Martin and David C. Milne

On May 4, 2010, we entered into Employment Agreements with Messrs. Curtis, Martin and Milne. The terms of their agreements are identical to Mr. Hite’s, although they would not receive a premium if their separation occurred in conjunction with a Change in Control.

Part 3 — Named Executive Officer Summary Compensation Table, Equity, Bonus and Share Holdings

Summary Compensation Table.  The following table sets forth certain information with respect to the salaries, bonuses and other compensation we paid for services rendered in 2010, 2009 and 2008 for our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and a former executive officer who was one of the three most highly compensated. The amounts shown include compensation for services rendered in all capacities.

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)		Total ($)
Brian S. Moore, Former President & CEO; Current President, Business Development	2010	$500,000	$—	$213,600	$—	$26,070		$739,670
	2009	$500,000	$—	$—	$—	$20,710		$520,710
	2008	$500,000	$—	$1,138,400	$300,000	$18,000		$1,956,400
Fred L. Hite, SVP and Chief Financial Officer	2010	$300,000	$—	$160,800	$—	$13,747		$474,547
	2009	$300,000	$40,000	$—	$60,000	$15,559		$415,559
	2008	$300,000	$20,000	$853,800	$180,000	$18,700		$1,372,500
D. Darin Martin, SVP, Quality Assurance & Regulatory Compliance	2010	$200,000	$—	$55,200	$—	$16,664		$271,864
	2009	$200,000	$—	$—	$—	$16,893		$216,893
	2008	$200,000	$—	$142,300	$160,000	$19,860		$522,160
Michael W. Curtis, Chief Operating Officer, US	2010	$260,000	$—	$108,000	$—	$2,290		$370,290
	2009	$260,000	$—	$—	$23,400	$4,000		$287,400
	2008	$260,000	$—	$569,200	$208,000	$5,885		$1,043,085
John Hynes, Former COO, Europe	2010	$72,801	$—	$—	$—	$331,619	(6)	$404,420
	2009	$209,040	$15,600	$—	$—	$40,063		$264,703
	2008	$231,250	$46,250	$213,450	$—	$52,013		$542,963
David C. Milne, SVP of Human Resources, General Counsel & Corporate Secretary	2010	$226,400	$—	$48,000	$—	$12,409		$286,809

(1)	The salary amounts relate to cash only wages received on a regular basis. With regard to John J. Hynes, currency translation at average for the year — $1.55/GBP in 2010, $1.56/GBP in 2009 and $1.85/GBP in 2008.
(2)	The bonus amounts relate to a one-time discretionary cash payment received in addition to salary.
(3)	Non-equity incentive plan thresholds were met in 2008, partially met in 2009, and not met in 2010.
(4)	The other compensation amounts include the following items and amounts:
—	Company Car — For total compensation purposes, for the following named executive officers, the cost of personal use of a Company car has been valued at the cost of the annual lease, maintenance, insurance and fuel, estimated for 2010 at $9,852 for Brian S. Moore, $12,997 for Fred L. Hite, $11,704 for D. Darin Martin, $8,409 for David C. Milne and $10,319 for John J. Hynes.
—	401k Match/UK Pension — In the U.S., we provide a discretionary match of the each employee’s contribution to their respective 401k retirement account up to a maximum of $4,000. We contributed $3,750 for Brian S. Moore, $750 for Fred L. Hite, $2,290 for Michael W. Curtis, $4,000 for D. Darin Martin and David C. Milne in 2010. In the UK, we contributed $4,368 to John J. Hynes’ pension account in accordance with Company policy.
—	Country club dues — $960 for D. Darin Martin, which reflects the actual cost of annual membership. This perquisite was discontinued in 2011.

—	Tax preparation services — $3,100 for Brian S. Moore for the preparation of his 2010 tax return and consultancy related to other tax matters.
—	Legal fees in 2010 of $9,368 for legal work related to immigration matters for Brian S. Moore.
(5)	The Compensation and Organizational Committee exercised negative discretion to reduce payments made in 2008 under the non-equity plan for Brian S. Moore due to the market economy.
(6)	This figure includes the foregoing items as well as contractually obligated payments to Mr. Hynes related to his severance of: $13,104 for pension contributions, $218,400 severance payment through his notice period, $6,043 for unused vacation days, $26,364 for auto usage through his notice period, $13,776 for private medical coverage through his notice period. We also entered into a settlement agreement with Mr. Hynes related to his severance which resulted in the payment of $1,560 in legal fees to his counsel and the payment of $37,440.

Grants of Plan-Based Awards.  The following table sets forth certain information with respect to each grant of an award made to our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and a former executive officer who was one of the three other most highly compensated in 2010.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards	Possible All Other Stock Awards; Number of Shares of Stock or Units(3)	Possible All Other Stock Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards
		Target	Maximum		Target
Brian S. Moore	1/1/2010	$175,000	$350,000	—		—	—
	3/31/2010				50,000
Fred L. Hite	1/1/2010	$75,000	$150,000	—		—	—
	3/31/2010				40,000
D. Darin Martin	1/1/2010	$50,000	$100,000	—		—	—
	3/31/2010				11,500
Michael W. Curtis	1/1/2010	$65,000	$130,000	—		—	—
	3/31/2010				30,000
John J. Hynes(2)	1/1/2010	$54,250	$108,500	—		—	—
	3/31/2010				11,500
David C. Milne	1/1/2010	$24,375	$48,750	—		—	—
	3/31/2010				11,500

(1)	Amounts reflect the threshold and maximum cash incentive compensation that could be earned relative to performance in 2010.
(2)	With regard to John J. Hynes, currency translation at average for the year was $1.55/GBP in 2010.
(3)	These amounts represent the total shares achievable if performance targets were met in 2010. As explained above in the Compensation Discussion & Analysis, the targets were only partially met, and, accordingly, the shares to be granted under this program were made at the following levels: Mr. Moore — 16,667, Mr. Hite — 20,000, Mr. Martin — 5,750, Mr. Curtis — 7,500, Mr. Milne — 5,750 and Mr. Hynes — 0.

Outstanding Equity Awards at Fiscal Year-End.  The following table sets forth certain information with respect to unexercised options, stock that has not vested, and equity incentive plan awards for our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and a former executive officer who would have been one of the three other most highly compensated in 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested(5)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Brian S. Moore	178,481	—	—	$3.04	7/29/2013	112,250	$1,477,835	—	—
Fred L. Hite	29,310	—	—	$4.83	3/1/2014	76,750	$988,805	—	—
D. Darin Martin	—	—	—	—	—	15,750	$188,645	—	—
Michael W. Curtis	—	—	—	—	—	51,250	$659,875	—	—
John J. Hynes	—	—	—	—	—	—	—	—	—
David C. Milne	—	—	—	—	—	10,000	$80,500	—	—

(1)	Shares represent the remaining, unexercised options that were granted in 2003 and 2004.
(2)	Amount represents the option price of the given grant.
(3)	This date represents the expiration date of the grant, which is 10 years from the initial grant date.
(4)	Shares represent the unvested restricted stock granted in 2008, 2009 and 2010. Shares granted in 2008 were extended to a seven-year cliff vest.
(5)	Amount represents the restricted stock shares valued at the grant price.

Option Exercises and Stock Vested.  During 2010 none of our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers, and a former executive officer who would have been among the three other most highly compensated, exercised any stock options, SARs and similar instruments, and likewise none experienced any vesting of stock, including restricted stock, restricted stock units and similar instruments. We have therefore omitted this table.

Share Ownership Requirements.  We believe that the interests of the Directors and Executive Officers should be aligned with those of our shareholders. In furtherance of this goal, the Board has established share ownership guidelines in the Corporate Governance Guidelines under which each current or future Director and Executive Officer shall own an appropriate amount of shares in the Company.

Pursuant to this policy, each current Director must, within four years of September 1, 2009 hold personally or jointly with his/her spouse a minimum of either 30,000 fully vested shares or three times their annual base cash retainer in value of Company stock. Directors appointed or elected after September 1, 2009 must satisfy this criteria within four years of their appointment or election.

Each current Executive Officer must, within four years of September 1, 2009, hold personally or jointly with his/her spouse either 20,000 fully vested shares or the following multiple of his/her salary in value of Company stock: CEO and CFO — 3 times, SVP — 2 times. Executive Officers appointed after September 1, 2009 must satisfy this criteria within four years of their appointment.

For the purposes of determining compliance with this policy, the Company’s stock is valued based on a rolling average of its closing price over the six months preceding any review. Should a fluctuation in share price result in ownership falling below the required level, the individual must take actions to comply with the policy.

Part 4 — Payments Following Termination of Employment

Pension Benefits.  Our named executive officers do not receive any pension benefits and as such we have excluded the Pensions Benefit Table.

Nonqualified Deferred Compensation.  We do not provide our Named Executive Officers with any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. Accordingly, we have omitted the chart showing such contributions and earnings.

Potential Payments upon Termination or Change of Control.  As discussed in detail above, we have existing employment agreements with Thomas J. Sullivan, Brian S. Moore, Fred L. Hite, Darin Martin, Michael W. Curtis, and David C. Milne. John Hynes separated from the Company during 2010 and the terms of his employment agreement were honored at that time. The existing agreements include termination provisions that provide for potential future compensation depending on the circumstances of their departure from the Company. According to the terms of the employment agreements, we are required to compensate them for a certain period following their termination if specific criteria are met, as noted below:

•	Brian S. Moore — If Mr. Moore’s employment is terminated for any reason prior to June 30, 2012 and if he has not breached his obligations under his Third Amendment to employment agreement, he will receive continuation of his base salary ($500,000 less any amounts paid since January 17, 2011) through the end of the term (subject to him providing the Company with a general release of claims) and vesting of his unvested shares of restricted stock on the later of his termination date or January 3, 2012.
•	Fred L. Hite — If Mr. Hite’s employment is terminated except for “cause” or if he terminates his employment for “good reason” as those terms are defined in his Severance Agreement, he will be entitled to the payment of one year of his base salary (currently $350,000), a pro-rata amount of his annual bonus at target, and reimbursement of COBRA expenses for up to one year (or until he obtains group health coverage from another employer). Should his termination occur within twelve (12) months following a change in control of the company his payments and the time during which COBRA would be reimbursed would equal 150% of the foregoing.
•	Michael W. Curtis, Darin Martin and David C. Milne — If Mr. Curtis, Mr. Martin or Mr. Milne’s employment is terminated except for “cause” or if either terminates his employment for “good reason” as those terms are defined in their Severance Agreements, they will be entitled to the payment of one year of base salary (currently $273,000 for Mr. Curtis, $220,000 for Mr. Martin and $214,000 for Mr. Milne), a pro-rata amount of their respective annual bonus at target, and reimbursement of COBRA expenses for up to one year (or until group health coverage from another employer is obtained).

We also include a change of control provision within our restricted stock agreements. It provides that all restricted stock will vest upon a change of control. Under the Plan, a change in control is defined as: (1) an event in which any person or group secures more than 50% of the Company’s outstanding shares; (2) replacing a majority of the directors within any two-year period; (3) any merger or consolidation resulting in the Company transferring more than 50% of the combined voting power; or (4) a liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

If there is a Change in Control and a participant’s employment or service as a director, officer, or employee of our Company or of a subsidiary is terminated (1) by us without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control, any award carrying a right to exercise that was not previously vested and exercisable as of the time of the Change in Control, becomes immediately vested and exercisable, and remains so for up to 180 days after the date of termination. With respect to any outstanding performance awards, the Committee may, within its discretion, deem the performance goals and other conditions as having been met as of the date of the Change in Control.

The following table sets forth payments that would occur upon the event of termination prior to or following a change in control and under certain other circumstances.

	Termination without “cause” or Resignation for “good reason”		Change in Control(3)		Death or Disability
Thomas J. Sullivan
Restricted Stock(1)	—		$1,119,999		$1,119,999
Stock Options(2)	—		—		—
Severance Payment(5)	$500,000		$1,000,000		—
Life Insurance	—		—		$500,000
Brian S. Moore
Restricted Stock(1)	$1,191,193		$1,191,193		$1,191,193
Stock Options(2)	—		—		—
Severance Payment(5)		(4)		(4)		(4)
Life Insurance	—		—		$500,000	(6)
Fred L. Hite
Restricted Stock(1)	—		$1,218,774		$1,218,774
Stock Options(2)	—		—		—
Severance Payment(5)	$350,000		$525,000		—
Life Insurance	—		—		$800,000	(6)
D. Darin Martin
Restricted Stock(1)	—		$251,790		$251,790
Stock Options	$0		$0		$0
Severance Payment(5)	$220,000		$220,000		—
Life Insurance	—		—		$440,000	(6)
Michael W. Curtis
Restricted Stock(1)	$0		$635,250		$635,250
Stock Options	$0		$0		$0
Severance Payment(5)	$273,000		$273,000		—
Life Insurance	—		—		$500,000	(6)
David C. Milne
Restricted Stock(1)	$0		$291,993		$291,993
Stock Options	$0		$0		$0
Severance Payment(5)	$224,000		$224,000		—
Life Insurance	—		—		$224,000

(1)	Reflects the closing price of $9.24 for our stock on our Record Date, March 3, 2011, multiplied by the number of shares of restricted stock that would vest as a result of the Named Executive Officer’s termination of employment.
(2)	As shown on the chart on p. 31 entitled “Outstanding Equity Awards at Year End,” Messrs. Moore and Hite have currently hold fully vested stock options that are immediately exercisable and their death or termination would not increase any value or augment their current ability to exercise their options.
(3)	This assumes that the individual is terminated in conjunction with a change in control. This amount would also include the pro-rata payment of their target bonus for the year in which termination occurred, based on the number of days in that year they had been employed.
(4)	This amount is the difference between $500,000 and the gross amount of salary paid to Mr. Moore between January 17, 2011 and the date of termination.

(5)	Severance would also include payments for COBRA continuation coverage, if any, elected by the terminated individual.
(6)	The Company offers free life insurance equal to one times the person’s salary for all employees. Those with more than their salary in life insurance benefits have purchased additional coverage through the Company’s life insurance provider.

Other Awards.  We do not regularly provide additional compensation, such as retention, sign-on or special recognition bonuses. Other than as described herein there were no other payments in fiscal 2010 to any named executive officer.

Part 5 — Director Compensation

Summary of Director Compensation.  The following table sets forth certain information with respect to the compensation we paid to our directors for services rendered in 2010. The Company does not provide additional compensation to employees who also serve on the Board so Mr. Moore received no additional compensation for his service. His compensation as an employee is shown under the Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Craig B. Reynolds	$75,000	$81,419	—	—	—	—	$156,419
James S. Burns	$37,500	$81,419	—	—	—	—	$118,919
Thomas E. Chorman	$35,000	$32,550	—	—	—	—	$67,550
Robert G. Deuster	$30,000	$32,550	—	—	—	—	$62,550
John S. Krelle	$32,500	$81,419	—	—	—	—	$113,919
Brian S. Moore	—	—	—	—	—	—	—
Francis T. Nusspickel	$50,000	$81,419	—	—	—	—	$131,419

(1)	The value of stock awards vested in 2010, expensed at grant date value. This includes restricted shares that vest ratably over a three year period.

Summary of Director Compensation and Decisions Regarding it.  In fiscal 2010 all independent directors received a cash retainer of $25,000. The Chairman of the Board and the Chairman of the Audit Committee received additional cash compensation of $50,000 and $20,000, respectively. The Chairman of the other three committees received $5,000 additional cash compensation. Members of the Audit Committee each received additional $5,000 cash compensation while the members of the three remaining committees received additional $2,500 cash compensation. All directors were reimbursed for their out-of-pocket expenses incurred in connection with their services on the Board.

On January 1, 2010, the Board, upon recommendation from the Compensation and Organizational Committee, approved a grant of restricted stock to the non-employee directors pursuant to our 2004 Equity Incentive Plan of 7,400 shares to each of the non-employee directors. These shares vest ratably over the three years following the date of grant.

In January 2011 the Board reviewed market data regarding its peer group obtained from Equilar, Inc., a compensation benchmarking and data firm. The peer group data indicated that the Company’s Board of Directors was compensated below the 25th percentile among its peer group. The Board determined that if it is to attract and retain qualified candidates it should compensate those individuals at the median for its peer group. It believes that it should align the directors’ interests with those of the shareholders by paying 80% of director compensation in the form of restricted stock so that Directors are incented to improve the stock price. Further to that goal, on January 28, 2011 the Board, upon recommendation of the Compensation Committee, set the compensation for independent directors for 2011 as follows:

—	Committee Chairman Fees: The fees paid to the chairmen of the Compensation and Organizational Committee and the Nominating and Governance Committee are increased from $5,000 to $10,000 annually.
—	Annual Cash Retainer: Annual cash retainers for the Board are modified from $25,000 to $30,000 annually.
—	Restricted Stock: Annual restricted stock payments will equal a value of $140,000, with the number of shares granted determined by dividing that value by the share price on the date of grant, rounded to the nearest whole share number. The shares shall vest in three equal installments on the last day of the year of grant and following two years.

Compensation Committee Interlocks and Insider Participation.  The members of the Compensation and Organizational Committee are Robert G. Deuster, John S. Krelle, and Francis T. Nusspickel. The Board has determined that each of the Committee members are independent directors as defined in Rule 303A of the NYSE listing standards, outside directors as such term is defined with respect to Section 162(m) of the Internal Revenue Code and non-employee directors under Section 16(b) of the Securities Exchange Act of 1934. None of the Committee members has had a relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of our Committee members currently serve or have ever served as an officer of Symmetry Medical Inc.

During the most recent fiscal year, there were no interlocking relationships between any of our executive officers and the Committee and the executive officers and the Compensation and Organizational Committee of any other companies, nor has any such interlocking relationship existed in the past.

Part 6 — Report of the Compensation and Organizational Committee on Executive Compensation.

The following is the report of the Compensation and Organizational Committee of the Board with respect to our executive compensation.

The Compensation and Organizational Committee has reviewed all components of compensation for our Chief Executive Officer, our Chief Financial Officer and our named executive officers, including salary, bonus, equity and long-term incentive compensation, restricted stock, the dollar value to the executive and the cost of all perquisites and other personal benefits, the actual projected payout obligations under our severance and change-in-control scenarios.

Furthermore, the Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and based on this review and discussion, the Compensation and Organizational Committee recommended to the Board that the Compensation Discussion and Analysis be included herein.

The Compensation and Organizational Committee: JOHN S. KRELLE, Chairman ROBERT G. DEUSTER, Member FRANCIS T. NUSSPICKEL, Member

RELATED PARTY TRANSACTIONS

It is our policy not to enter into any Related Party Transactions unless the Audit Committee or its Chairman, after having reviewed all the relevant facts and circumstances, determines that the transaction is in the best interest of our shareholders and approves the transaction in accordance with the guidelines set forth in our written Related Party Transactions Policy.

The Related Party Transactions Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships in the same fiscal year) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Party has, had or will have a direct or indirect material interest.

The Board has determined that it is the responsibility of the general manager or managing director at each facility to notify corporate management of any arrangements falling within the scope of this Policy. Corporate management is tasked with notifying the Audit Committee Chairman, who then reviews and approves all related party transactions. All transactions which exceed an aggregate amount of $60,000 in the same fiscal year are required to be reviewed and approved by the entire Audit Committee. The Audit Committee Chairman, in his discretion, may seek the approval of the entire Audit Committee to review any transactions. In reviewing and approving a related party transaction, or any material amendment thereto, the Chairman or Committee, as applicable, is required to: 1) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction; and 2) determine, based on all relevant facts and circumstances, if the related party transaction is in the best interests of our Company and our shareholders.

The Company engaged in no related party transactions in fiscal 2010.

AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees.  The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended January 2, 2010 and January 3, 2009.

	2010	2009
Audit Fees(1)	$971	$1,006
Audit-Related Fees(2)	—	—
Tax Fees(3)	256	474
All Other Fees(4)	1	2
	$1,228	$1,482

(1)	Audit Fees: consist of fees billed for professional services rendered for the audit of Symmetry Medical Inc.’s consolidated financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees: there were no audit-related fees in fiscal 2010 or 2009.
(3)	Tax Fees: are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.
(4)	All Other Fees: are principally comprised of fees for the use of accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.  Consistent with SEC regulations regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

a.  Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other work required to be performed by the independent auditors to be able to form an opinion on our Consolidated Financial Statements. Such work includes, but is not limited to, comfort letters, and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

b.  Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

c.  Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

REPORT OF THE AUDIT COMMITTEE

Since its creation in 2004, The Audit Committee of the Board has been composed entirely of non-management directors. In addition, the members of the Audit Committee meet the independence and experience requirements set forth by the SEC and the NYSE.

The Audit Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of the Symmetry Medical, Inc website, accessible through the Investor Relations page at www.symmetrymedical.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. Pursuant to SEC regulations, we attach a copy of the Charter to our Proxy Statement every three years. A copy is attached this year as Exhibit A.

Management has primary responsibility of the financial statements and the reporting process, including the system of internal accounting controls. As part of the Audit Committee’s oversight function, the Audit Committee:

•	Reviewed and discussed the Company’s annual audited financial statements and quarterly financial statements, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K for the fiscal year ended January 1, 2011, with Company Management and Ernst & Young LLP, its Independent Auditors. The Committee also reviewed related issues and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s Chief Executive Officer and Chief Financial Officer certify the information contained in its quarterly and annual filings.
•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board. The Committee also received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence and discussed with Ernst & Young their independence and related matters. Discussion with Ernst & Young also included staffing, audit results for 2010 and audit plans for 2011.

During Fiscal year 2010, The Audit Committee held nine meetings, four of which were in person. During such in person meetings, the Audit Committee met with representatives of Ernst & Young, both with management present and in private sessions without management present, to discuss the results of the audit and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls. At such in person meetings, the Audit Committee also met in private sessions with the Director of Internal Audit, who reports directly to the Audit Committee, to discuss the audit results for 2010 and audit plans for 2011.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Company management and the independent public accounting firm, which, in their report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

In addition, in reliance upon the reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audit financial statements in its annual report on Form 10-K for the fiscal year ended January 2, 2010 for filing with the SEC and presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal year 2011 that Ernst & Young LLP be re-appointed as the Company’s independent auditors for fiscal 2011, and that the Board submit this appointment to the Company’s shareholders for ratification at the Annual Meeting.

THE AUDIT COMMITTEE Francis T. Nusspickel, Chairman James S. Burns, Member Thomas E. Chorman, Member

Notwithstanding anything to the contrary set forth in any of our previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might “incorporate by reference” future or previous filings, including this proxy statement, in whole or in part, the previous “Report of the Compensation and Organizational Committee on Executive Compensation,” and “Report of the Audit Committee” shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended. This proxy statement also includes references to our or the SEC’s Web site addresses. These Web site addresses are intended to provide inactive, textual references only. The information on these Web sites is not part of this proxy statement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board currently consists of eight directors, in three classes, each of which is required to be as equal as possible in number. One class is elected at each Annual Meeting of Shareholders. We currently have three Class I directors, whose terms will expire at the 2012 annual shareholder’s meeting, two Class II directors, whose terms will expire at the 2013 Annual Shareholder’s Meeting, and three Class III directors, whose terms will expire at this 2011 annual meeting.

The Board has nominated two Class III directors for re-election at this meeting, Francis T. Nusspickel and Thomas J. Sullivan to serve for a three year term, expiring in 2014. These two nominees for director have consented to serve, if elected, and we have no reason to believe that they will be unable to serve. Should any nominee become unavailable for any reason, proxies may be voted for an alternate candidate chosen by the Board. Nominees for Class III Directors are elected by a plurality of votes cast.

We will vote your shares as you specify on your proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for any of the nominees, we will vote your shares FOR that other person. If you wish to have your shares voted for one but not both of the nominees, or if you wish to withhold your vote from one but not both of the nominees, you may so indicate on the proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board has nominated, upon recommendations from the Governance and Nominating Committee, the persons named below for election as Class III Directors. Following is the age, principal occupation during the past five years, and certain other information of each nominee.

FRANCIS T. NUSSPICKEL has served as a director and member of the Board’s Audit Committee since the completion of our initial public offering in December 2004. Mr. Nusspickel is the current chairman of the Audit Committee. Mr. Nusspickel also served as a member of the Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees, on which he continues to serve. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. Mr. Nusspickel spent the majority of his 35 years of public accounting expertise in Arthur Andersen’s Transportation Industry Group and was the worldwide Industry Head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and from 2004 to 2007 served as Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former President of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. Mr. Nusspickel received his B.B.A. from Manhattan College.

THOMAS J. SULLIVAN was appointed as our President and Chief Executive Officer on January 17, 2011. From June of 2007 through January 2011, Mr. Sullivan was the President of the Supply Chain & Business Process Division of Johnson & Johnson Health Care Systems Inc. (“J&J”). In this role, he led the Commercial and Government Contracting processes in support of the J&J U. S. Medical Device & Diagnostics, Pharmaceutical, and Consumer health care customers. He also led the Logistics, e-Business, Channel Management, Program Management, and global Supply Chain/ERP Competency Centers for the

J&J’s Medical Device & Diagnostics Group. From mid 2010 until year end, Mr. Sullivan held additional responsibility as the Global Vice President, Customer Experience for the J&J Supply Chain Customer & Logistics Services Team accountable for customer facing roles in Distribution, Customer Service, and Transportation supporting all J&J commercial companies throughout the world. From 2005 to 2007, Mr. Sullivan was the President of DePuy Orthopaedics, Inc. From 2002 to 2005 he served as President of J&J Medical Products Canada. From 1999 to 2001, Mr. Sullivan served as General Manager for J&J Gateway LLC and Worldwide Vice President of e-Business. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Information Technology. He also holds a Bachelor of Science magna cum laude in Applied Mathematics and Computer Science from the University of Pittsburgh.

The Board of Directors recommends a vote FOR the proposed election of the
Class III Director nominees described in this proxy statement.

PROPOSAL NO. 2:
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), you are entitled to vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. While this vote is advisory only, the Compensation and Organizational Committee and the Board value your opinions and will consider the outcome of the vote when making future compensation decisions.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to deliver solid shareholder value. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The compensation program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Among the considerations that go into our compensation programs are:

•	Our compensation programs are tied to our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines or is unacceptable, our executive compensation will be reduced significantly.
•	Short term compensation, in the form of the 2011 cash incentive plan, closely aligns with the shareholder’s interests, as any payments are linked to achievement of target EPS goals, and further tied to three performance metrics that are linked directly to the Company’s success: attention to quality, customer service and internal financial metrics.
•	Long-term incentive awards, in the form of restricted stock, link executive compensation with increased shareholder value over time reflective of: 1) the Company’s stock price CAGR vs. peer group; 2) EPS CAGR vs. peer group; 3) return on assets vs. annual target; and 4) the achievement of strategic objectives approved by the Board. The CAGR component will initially look back to the previous year, but will eventually incorporate a three-year review period.
•	The mix of at-risk compensation for the Chief Executive Officer and the other named executive officer puts most of their compensation at-risk, with 65% of ongoing compensation for Mr. Sullivan being at risk (this excludes a one-time sign-on bonus and one-time stock grant provided to Mr. Sullivan upon acceptance of employment). Based on budget and plans for 2011, 56% of total compensation is at risk for the other named executive officers.
•	We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.
•	Based on information obtained from Equilar, our named executive officers’ total compensation is below both the average and median for their peer group.

•	We maintain several governance programs to align executive compensation with shareholder interests and mitigate risks. These programs include: stock ownership guidelines, limited perquisites, and the use of tally sheets for comparison of Company compensation versus its peer group and others with whom the Company competes for talent.

2011 finds the Company at an important inflection point, with the appointment of Mr. Sullivan to the position of President and Chief Executive Officer signaling a renewed commitment to quality and customer satisfaction, while continuing to focus on growth. We believe that our company is poised to deliver solid results for our shareholders, our customers through our diverse and engaged workforce and believe our compensation program is tied to those goals.

The Board of Directors recommends a vote “FOR” the company’s compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement and the accompanying compensation tables contained herein.

PROPOSAL NO. 3:
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act, you are entitled to vote at the Annual Meeting regarding whether the shareholder vote to approve the compensation of the named executive officers, as required by Section 14A(a)(2) of the Exchange Act, should occur every one, two or three years. Your opinion and input on the frequency of future shareholder advisory votes on our executive compensation programs is important to the Board of Directors and the Compensation and Organizational Committee. The Company asks that you support a frequency period of every three years (a triennial vote) for future non-binding shareholder votes on compensation of our named executive officers. Although your vote is technically advisory under the Dodd-Frank Act, the Company will adhere to the result of the vote in seeking future advisory votes on executive compensation.

We appreciate the shareholders’ prior approvals of our incentive pay program, the Company’s Equity Incentive Plan, which occurred in 2004 (when the Company went public) and again 2009 (with the first amendment to that plan). This level of frequency has served both our company and our shareholders well, ensuring a direct alignment between executive compensation and financial performance results. We have furthered this alignment by planning to make future grants of restricted stock based on an evaluation of company performance vs. peer group performance over a trailing three year period.

Setting a three year period for holding this shareholder vote will enhance shareholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy. An advisory vote every three years will also provide the most effective timeframe for the Company to respond to shareholders’ feedback and provide the Company with sufficient time to engage with shareholders to understand and respond to the vote results. The Company also believes a triennial vote would align more closely with the multi-year performance measurement cycle the Company uses to reward long-term performance (e.g. the ongoing grants under the 2004 Equity Incentive Plan which will be based on a three-year review of performance vs. peer group members on two criteria). Our executive compensation programs are based on our long-term business strategy, which is more appropriately reflected with a three year timeframe.

If no voting specification is made on a properly returned or voted proxy card your proxies will vote FOR THREE YEARS for the frequency of the shareholder vote on executive compensation described in this Proposal No. 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young, LLP as our independent auditors to conduct our annual audit for the year ending December 31, 2011. Although not required, but in accordance with established policy, we are submitting this appointment to shareholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change so far into the current year. However, any such vote would be considered in connection with the auditors’ appointment for the year ended December 31, 2011.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for our year ending December 31, 2011.

Other Matters

We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors
/s/ CRAIG B. REYNOLDS Chairman of the Board

EXHIBIT A
SYMMETRY MEDICAL INC.
AUDIT COMMITTEE CHARTER
Revised Effective October 28, 2009

I.	PURPOSE

The Audit Committee (the “Committee”) of Symmetry Medical Inc. (the “Company”) is appointed by the board of directors (the “Board”) of the company to: (a) assist in the Board’s oversight of (i) the quality and integrity of the Company’s financial accounting, auditing and reporting practices related to its financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors; and (b) prepare the audit committee report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

II.	ORGANIZATION

The Committee shall consist of no fewer than three members who shall be appointed by the Board upon the recommendation of the Governance & Nominating Committee. Each member of the Committee shall meet the independence and experience requirements of the rules of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission, in each case, when and to the extent applicable to the Company. All members of the Committee must be financially literate. At least one member of the Committee shall have accounting or related financial management expertise, as the board interprets such qualification in its business judgment. At least one member shall qualify as an “audit committee financial expert,” as defined by the Commission. A committee member shall not simultaneously serve on the audit committees of more than three other public companies unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and the Company discloses such determination in its annual proxy statement. The Board may remove or replace, by a majority vote of Independent Directors, Committee members without cause. Committee members shall hold their offices until their successors are elected and qualified, or until the earlier resignation or removal. All vacancies in the Committee shall be filled by the Board. The Board may designate one of the members as Chairman of the Committee or, if the Board does not so designate a Chairman, the Committee will elect a Chairman.

The Committee shall meet at such times and with such frequency as it deems necessary to carry out its duties and responsibilities under this Charter. The Committee shall meet in separate executive sessions with management, including the chief financial officer and other key members of financial management, the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons as the members of the Committee deem appropriate. The Committee may request any officer or employee of the Company, the independent auditor or the Company’s outside counsel to attend a meeting of the Committee or to meet with members of, or advisors to, the Committee. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of the business.

The Committee may, in its sole discretion and at the Company’s expense, retain and terminate legal, accounting or other consultants or advisors it deems necessary in the performance of its duties and without having to seek the approval of the Board. The Company shall provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the independent auditor for purposes of preparing or issuing an audit report or performing other audit, review or attest services, (ii) compensation to any advisors employed by the Committee and (iii) administrative expenses of the Committee necessary or appropriate in carrying out its duties.

III.	RESPONSIBILITIES

The Committee will fulfill its responsibilities as required by applicable laws, rules or regulations, and otherwise, as it deems necessary or appropriate. The Committee will:

Oversight of Independent Auditor

1. Appoint or replace (subject to shareholder ratification) the independent auditor engaged for the purposes of preparing or issuing an audit report or related work and shall be directly responsible to set the compensation and perform oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting. The independent auditor shall report directly to the Committee. The Company will provide for funding, as determined by the Committee, for payment of compensation to the independent auditors.

2. Pre-approve all audit, internal control-related and permitted non-audit services, including the terms thereof, to be performed for the Company by its independent auditor, subject to the de minimus exceptions set forth in the Exchange Act. The authority to pre-approve such services may be delegated to one or more independent Committee members, and such delegee must present his or her decisions to the full Committee at the next scheduled meeting.

3. Obtain and review, at least annually, a report by the independent auditor describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company.

4. Evaluate the independent auditor’s qualifications, performance and independence and present its conclusions to the Board. The evaluation should take into account the opinions of management and the Company’s internal auditors and should include consideration of whether the auditor’s quality controls are adequate and the non-audit services performed by the auditor for the company are consistent with maintaining the auditor’s independence.

5. Review and evaluate the lead partner of the independent auditor and assure the regular rotation of the lead audit partners as required by law.

6. Establish and maintain guidelines and policies for the Company’s hiring of employees or former employees of the independent auditor.

Financial Statements and Disclosure Matters

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and recommend to the Board whether the audited financial statements should be included in the Company’s form 10-K.

2. Review and discuss the Company’s quarterly financial statements and the Company’s disclosure in periodic quarterly reports including “Management Discussion and Analysis of Financial Condition and Results of Operations” with management and the independent auditor.

3. Discuss with management and the independent auditor significant issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles.

4. Review and discuss with the independent auditor any difficulties encountered in the course of the audit work, including any restrictions on the scope of the auditor’s activities or access to information, any significant disagreements with management and any additional matters required to be discussed by Statement on Auditing Standards No. 61. The Committee will discuss any accounting adjustments that were proposed by the independent auditor but not made, any communications between the audit team and the audit firm’s national office respecting material issues presented by the engagement and any management or internal control letter issued, or proposed to be issued, by the audit firm to the company.

5. Review and discuss the reports required to be provided by the independent auditor concerning: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and the management of the issuer, such as any management letter or schedule of unadjusted differences.

6. Review and discuss with management and the independent auditor any significant issues with respect to the adequacy of the Company’s internal controls, any special audit steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

7. Review and discuss with management, the internal auditors and the independent auditor the Company’s internal control report and the independent auditor’s attestation of the report prior to filing the Company’s Form 10-K.

8. Review and discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

9. Review and discuss with management and the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management guidelines and policies.

10. Review and discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and reporting agencies. Such discussions may be done generally, consisting of discussion of the type of information to be disclosed and the type of presentation to be made.

11. Review disclosures made to the Committee by the Company’s principal executive officer and principal financial officer during the certification process required by Rule 13a-14 under the Exchange Act about any significant deficiencies in the design or operation of internal controls or material weakness identified for the independent auditor in internal controls and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Internal Audit Function

1. Recommend for approval of the Board, if it deems appropriate, that certain internal audit functions be outsourced to a third party service provider other than the Company’s independent auditor.

2. Review the appointment and replacement of the senior internal auditing executive or third party service provider.

3. Review significant reports to management with respect to the Company’s internal audit function and management’s responses.

4. Discuss with the independent auditor and management the responsibilities, budget and staffing of the internal audit function.

5. Review with the Independent Audit Department any difficulties encountered in the course of their audit work, including any restrictions on the scope of their work or access to required information.

6. Review with the Internal Audit Department the scope of the audit plan and approve the plan prior to its implementation.

Compliance Oversight

1. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters by employees of the Company.

2. Obtain from the independent auditor assurance that, if the independent auditor detects or becomes aware of any illegal act, the Committee is adequately informed, and that a report, if required by Section 10A(b) of the Exchange Act, is provided by the independent auditor with respect to such illegal acts.

3. Obtain reports from management, the Company’s internal auditors and the independent auditor with respect to the Company’s and its subsidiaries’ compliance with applicable legal requirements and conformity with the Company’s Code of Business Conduct and Ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct.

4. Review periodically with management and the independent auditors any correspondences with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct and Ethics. The Committee shall also meet periodically, and may request to meet separately, with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

5. Review and approve Related Party Transactions, as defined in the Company’s Standard Operating Procedure — HQ13, and any material amendments to such Related Party Transactions. Management will present to the Audit Committee any Related Party Transactions and any material amendments thereto, if applicable, to be entered into by the Company prior to committing to such transaction. After review, the Committee will approve or disapprove such transactions and any material amendments to such transactions.

Risk Management

1. Articulate and formalize the Company’s policy for the oversight and management of business risks.

2. Approve management’s overall risk management strategy and ensure the required actions are appropriately resourced.

3. Review trends on the Company’s risk profile, reports on specific risks and the status of the risk management process.

4. Monitor the implementation of risk management responses and remediation activities to ensure that there are appropriate systems in place for identifying and monitoring risks and that they are operating effectively.

Reports and Performance Evaluation

1. Make regular reports to the Board.

2. Prepare the audit committee report required by the rules of the Commission to be included in the Company’s annual proxy statement.

3. Annually review and assess its own performance and the adequacy of this Charter and recommend any appropriate changes to the Board for approval.

IV.	LIMITATION OF COMMITTEE’S ROLE

While the Committee has the responsibilities and powers set forth in this Charter, the role of the Committee is one of oversight. The members of the Committee are not full-time employees of the Company. It is the duty of management and the independent auditor, and not the duty of the Committee, to plan and conduct audits and determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with US generally accepted accounting principles and applicable rules and regulations.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION. ▼

Proxy — Symmetry Medical Inc.

Solicited on Behalf of the Board of Directors

ANNUAL MEETING OF SHAREHOLDERS — April 29, 2011, beginning at 12:30 P.M. E.D.T.

Located at:
The Marriott Nashville Airport
600 Marriott Drive,
Nashville TN 37214

The undersigned, revoking all prior proxies, hereby appoints Francis T. Nusspickel and Thomas J. Sullivan or either of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Symmetry Medical Inc. held of record by the undersigned on March 3, 2011, at the Annual Meeting of Shareholders to be held on April 29, 2011, or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any amendments or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If no direction is given, this proxy will be voted FOR all proposals.